Filed Pursuant to Rule 424(B)(2)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 4, 2007 and the Prospectus Supplement dated December 4, 2007 — No. 2

GS Finance Corp.
Medium-Term Notes, Series A
fully and unconditionally guaranteed by
The Goldman Sachs Group, Inc.

$15,000,000*
Strategy-Linked Notes due 2038
(Linked to the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index)

        * This prospectus supplement relates to a total of $15,000,000 principal amount of the strategy-linked notes due 2038 (linked to the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index) (which we refer to as the “notes” or the “offered notes”), which will be initially issued on February 6, 2008. Additional amount of the offered notes may be issued at different times over the life of the offered notes. In this prospectus supplement, we refer to the offered notes that are initially issued as the “original notes”. Any offered notes that are issued after the trade date for the original notes will be described separately in an amendment to this prospectus supplement.

        The amount that you will be paid on your notes on the stated maturity date (February 8, 2038, subject to postponement as described elsewhere in this prospectus supplement) will be based on the performance of the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index (which we refer to as the “strategy”), as measured during the period beginning on the trade date for the original notes (February 1, 2008) through the determination date (February 1, 2038, subject to postponement as described elsewhere in this prospectus supplement).

        Unless your notes have been redeemed earlier, on the stated maturity date we will pay you an amount in cash based on the performance of the strategy, minus applicable investor fees.

•	First, we will multiply the face amount of your notes by the strategy factor (as calculated on the determination date).
The strategy factor is an amount calculated, for any day, by dividing the closing level of the strategy on that day by the initial strategy level equal to 564.2913.
•	Second, we will take the result from the first bullet and subtract the investor fees (calculated for the period from but excluding the trade date for the original notes to and including the determination date). The amount payable on your notes so calculated will never be less than zero.
The investor fees are determined on a daily basis, as described in more detail herein, and will be based on a 1.25% yearly rate times the face amount of your notes times the strategy factor for the applicable date.

        You may elect to have us redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes.

•	The redemption date will be the third business day following the latest weekly valuation date. There will be no redemption date with respect to the final valuation date (February 4, 2038, subject to postponement as described elsewhere in this prospectus supplement).
•	The valuation date will be each Thursday from and excluding the original issue date for the original notes to and including the final valuation date, subject to postponement as described elsewhere in this prospectus supplement.
In order to properly designate your notes for redemption on a redemption date, you must send a notice of redemption to us via e-mail in advance of the relevant valuation date and follow any other procedures described in this prospectus supplement. If you fail to comply with these procedures, your notice will be deemed ineffective.

        If you elect to redeem any notes, then on the applicable redemption date (and in lieu of any amounts payable with respect to such notes on the stated maturity date and any other redemption dates), we will pay you an amount in cash, which will be determined as follows:

•	First, we will multiply the face amount of your notes being redeemed by the strategy factor on the applicable valuation date.
•	Second, we will take the result from the first bullet and subtract the investor fees (calculated for the period from but excluding the trade date for the original notes to and including the applicable valuation date). The amount payable on your notes so calculated will never be less than zero.

        You could lose all or a substantial portion of your investment in the offered notes. In addition, you will not be paid any interest. Because the investor fees reduce the amount of your return at maturity or upon redemption, the level of the strategy must increase significantly for you to receive at least the face amount of your notes at maturity or upon redemption. Furthermore, the amount you will receive will depend on the strategy level on the determination date or applicable valuation date relative to the initial strategy level, even if the level is higher at other times during the life of your notes. However, since the investor fees for your notes will be calculated based on the daily strategy level over the life of your notes, higher strategy levels on any date prior to the determination date or the applicable valuation date will result in higher investor fees and lower return for your notes.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-24.

        Your investment in the offered notes involves certain risks. You should read “Additional Risk Factors Specific to Your Notes” on page S-14. If the purchase price you pay for the offered notes exceeds the face amount and the strategy level does not increase sufficiently, you may lose all or a significant portion of your investment in the offered notes.

Original issue dates (settlement dates): for the original notes, February 6, 2008
Original issue prices: for the original notes, 100% of the aggregate face amount
Underwriting commission: for the original notes, 0.05% of the aggregate face amount
Net proceeds to the issuer: for the original notes, 100% of the aggregate face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        We may sell all or a portion of the offered notes to Goldman, Sachs & Co., our affiliate, at different times over the life of the offered notes at the applicable original issue prices. Such offered notes purchased by Goldman, Sachs & Co. may be offered and sold from time to time by Goldman, Sachs & Co. at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Please see “Supplemental Plan of Distribution” on page S-53 for more information.

        GS Finance Corp. may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co., or any other affiliate of GS Finance Corp. may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

        “Dow Jones”, “AIG®”, “Dow Jones-AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones &Company, Inc. (“Dow Jones”) and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by GS Finance Corp. The notes linked to the DJ-AIGCISM are not sponsored, endorsed, sold, or promoted by Dow Jones, AIG International Inc. (“AIGI”), American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such notes.

Goldman, Sachs & Co.

Prospectus Supplement dated February 1, 2008

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-24. Please note that in this prospectus supplement, references to “we”, “our” and “us” refer only to GS Finance Corp. and not to The Goldman Sachs Group, Inc., and references to “The Goldman Sachs Group, Inc.” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 4, 2007, as supplemented by the accompanying prospectus supplement, dated December 4, 2007, of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Strategy: the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index (Bloomberg: “ENHGD50T” or any successor or replacement service or page); the daily closing level of the strategy will be published on the webpage at http://www2.goldmansachs.com/services/securities/products/commodities/enhanced-strategies.html (or any successor or replacement web page)

Index sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Dow Jones-AIG Commodity Total Return Index and (ii) announces (directly or through an agent) the level of the Dow Jones-AIG Commodity Total Return Index on any business day; as of the date of this prospectus supplement, the index sponsor is Dow Jones & Company, Inc.

Strategy sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the strategy and (ii) announces (directly or through an agent) the level of the strategy on any business day; as of the date of this prospectus supplement, the strategy sponsor is Goldman, Sachs & Co.

Specified currency: U.S. dollars (“$”)

Face amount: each offered note will have a face amount of $50 or integral multiples of $50 in excess thereof; $15,000,000 in the aggregate for all the offered notes

Amount payable on your notes:

•	with respect to your notes that have not been redeemed, we will pay you an amount in cash, if any, on the stated maturity date, equal to the greater of (i) zero and (ii) the result of (1) the product of the outstanding face amount of your notes times the strategy factor on the determination date minus (2) the investor fees on the determination date; and
•	with respect to your notes that have been properly designated for redemption, we will pay you an amount in cash, if any, on the applicable redemption date, equal to the greater of (i) zero and (ii) the result of (1) the product of the face amount of your notes being redeemed times the strategy factor on the applicable valuation date minus (2) the investor fees on such valuation date; no amount will be paid on the stated maturity date or any other date with respect to the offered notes that have been so redeemed

Strategy factor: on any given day, the quotient of the closing level of the strategy on such day divided by the initial strategy level

Initial strategy level: 564.2913

Final strategy level: the closing level of the strategy on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-27 and subject to adjustment as provided under “— Discontinuance or Modification of the Strategy” on page S-28

Valuation strategy level: on any given valuation date, the closing level of the strategy on such valuation date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or Non-Trading Day” on page S-26 and subject to adjustment as provided under “— Discontinuance or Modification of the Strategy” on page S-28

Closing level of the strategy: on any given day, the closing level of the strategy, or any successor strategy, published by the strategy sponsor at the regular weekday close of trading on the primary trading facilities for the strategy commodities

Investor fees: on any given day, the sum of the daily investor fees, calculated daily from and excluding the trade date for the original notes to and including such day

Daily investor fees: on any given day, the amount in cash, equal to the result of the yearly fee of 1.25% times the face amount of the notes times the strategy factor for such day (or, if such day is not a trading day, the strategy factor for the immediately preceding trading day) divided by 365

Trade date: for the original notes, February 1, 2008

Stated maturity date: February 8, 2038, subject to postponement as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-26

Determination date: February 1, 2038, subject to postponement as described under “Specific Terms of Your Notes —Determination Date” on page S-26

Redemption date: for any given valuation date other than the final valuation date, the third business day following such valuation date; there will be no redemption date with respect to the final valuation date

Valuation date: each Thursday that falls within the period from and excluding the original issue date for the original notes to and including the final valuation date, subject to postponement as described under “Specific Terms of Your Notes — Valuation Date” on page S-27

Final valuation date: February 4, 2038

Business day: as described on page S-31

Trading day: as described on page S-31

Redemption right; notice of redemption: the holder has the right to require us to redeem the notes in whole or in part (but only if such holder elects to redeem a minimum of 50,000 notes) prior to the expiration of the redemption right as described under “Specific Terms of Your Notes — Redemption Right — Expiration of Redemption Right” on page S-31; a notice of redemption must be given on a business day, via e-mail, to us in accordance with procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-30; if you fail to comply with these procedures, your notice will be deemed ineffective; a redemption is properly designated by a valid exercise of the holder’s redemption right; once given, the notice of redemption is irrevocable

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

Calculation agent: Goldman Sachs International

CUSIP: 362273203

ISIN: US3622732036

Q&A

How Do the Notes Work?

        The stated maturity date of the notes offered by this prospectus supplement is February 8, 2038, subject to postponement as described elsewhere in this prospectus supplement. You may elect to have us redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes and properly designate the notes to be redeemed in accordance with the procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-30. The amount in cash that you will be paid on your notes, if any, (but which will never be less than zero), at maturity or upon redemption, will be determined based on the performance of the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index during the life of your notes as follows:

•	with respect to your notes that have not been redeemed, the result of (1) the product of the outstanding face amount of your notes times the strategy factor as calculated on the determination date minus (2) the investor fees as calculated on the determination date, and
•	with respect to your notes that have been properly designated for redemption, the result of (a) the product of the face amount of your notes being redeemed times the strategy factor as calculated on the applicable valuation date minus (b) the investor fees as calculated on such valuation date.

        The entire investment in your notes is at risk if the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index declines from the trade date for the original notes to the determination date or the applicable valuation date, as the case may be. Moreover, because the investor fees reduce the amount that may be paid on your notes at maturity or upon redemption, the level of the strategy must increase significantly on the determination date or the applicable valuation date relative to the level of the strategy on the trade date for the original notes in order for you to receive at least the principal amount of your notes at maturity or upon redemption. If the level of the strategy decreases or does not increase sufficiently, you will receive less than your investment in the notes. Furthermore, since the investor fees for your notes will be calculated based on the daily strategy level over the life of your notes, higher strategy levels on any date prior to the determination date or the applicable valuation date will result in higher investor fees and lower return on your notes. We will receive all investor fees. Therefore you may lose all or a significant amount of your investment in your notes. Moreover, the offered notes do not bear interest.

        You may elect to require us to redeem your notes in whole or in part on any weekly redemption date, but only if you elect to redeem a minimum of 50,000 notes. The third business day following each valuation date (other than the final valuation date) will be a redemption date. There will be no redemption date with respect to the final valuation date. Each Thursday from and excluding the original issue date for the original notes to and including the final valuation date will be a valuation date, subject to postponement due to market disruption events or non-trading days.

        In order to properly designate your notes for redemption, you must send a notice of redemption via e-mail, substantially in the form attached as Annex A to this prospectus supplement, to us by no later than 11:00 a.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures described under “Specific Terms of Your Notes — Redemption Right” on page S-30. If you do not comply with such requirements, your notes will not be deemed properly designated for redemption and we will not be obligated to redeem your notes on the applicable redemption date. Once given, the notice of redemption is irrevocable.

        The offered notes will not be listed on any securities exchange or interdealer market quotation system.

Who Should or Should Not Consider an Investment in the Notes?

        We have designed the offered notes for investors who believe there will be a significant increase in the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index and are willing to have their entire investment subject to the risk of a loss in the case that the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index declines or does not increase sufficiently on the determination date or the applicable valuation date, as the case may be, relative to the initial strategy level to offset the investor fees. Because the investor fees reduce the amount of your return at maturity or upon redemption, as applicable, the level of the strategy must increase significantly in order for you to receive at least the principal amount of your notes at maturity or upon redemption, as applicable. The investor fees will be calculated and accumulated on a daily basis, and therefore the investor fees for your notes will be higher if the strategy level over the life of your notes is higher. You should only consider purchasing the offered notes if you believe the level of the strategy will increase by an amount sufficient to offset the investor fees during the term of the offered notes and you are willing to accept the risk of losing the entire investment in your notes.

        In addition, if the amount payable on your notes on the stated maturity date or a redemption date, as applicable, equals the face amount of your notes or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate with a corresponding maturity. The offered notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

        As discussed in the accompanying prospectus, the offered notes are indexed debt securities, which will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc., and are part of a single tranche within a series of debt securities entitled “Medium-Term Notes, Series A” issued by GS Finance Corp. The offered notes will rank equally with all other unsecured and unsubordinated debt of GS Finance Corp. For more details, see “Specific Terms of Your Notes” on page S-24.

What Will I Receive If I Sell the Notes Prior to the Stated Maturity?

        If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as interest rates, and the level and volatility of the strategy. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-15.

Who Publishes the Strategy and What Does It Measure?

        The Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index is a total return strategy which reflects the excess returns and the interest on funds that are potentially available through an unleveraged investment in contracts on the same commodities as are included in the Dow Jones-AIG Commodity Total Return Index, calculated on a basis similar to the Dow Jones-AIG Commodity Total Return Index, but modified to apply certain dynamic and seasonal rolling rules. The excess return component of the strategy reflects the price movements in the underlying futures contracts as well as the discount or premium obtained by “rolling”hypothetical positions in such contracts forward as they approach expiration. Dow Jones sponsors, calculates and publishes the Dow Jones-AIG Commodity Total Return Index. Goldman, Sachs & Co. is the strategy sponsor, which sponsors, calculates and publishes the strategy.

        The strategy sponsor will publish the strategy level on each trading day on the web page at http://www2.goldmansachs.com/services/securities/products/commodities/enhanced-strategies.html (or any successor or replacement web page). The strategy sponsor is not responsible for errors or omissions that may occur and accepts no liability in relation thereto.

        The Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index includes contracts on the same commodities that comprise the Dow Jones-AIG Commodity Total Return Index but it has different commodity contracts and different rules governing the procedure by which expiring positions in certain of the constituent commodity contracts are rolled forward into more distant contract expirations. Since the strategy contains commodity contracts that are different from those comprising the Dow Jones-AIG Commodity Total Return Index, the level of the strategy is likely to differ from the level of the Dow Jones-AIG Commodity Total Return Index at any given time, and therefore may produce different returns.

        Please see “The Strategy” on page S-34 for a description of the strategy.

What About Taxes?

        The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-49.

        Pursuant to the terms of the offered notes, GS Finance Corp and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract with respect to the strategy. If your notes are so treated, you will generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale or redemption of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year.

        The Internal Revenue Service announced on December 7, 2007 that it is reconsidering the tax treatment of structured notes, such as the offered notes, that are currently characterized as prepaid forward contracts, which could adversely affect the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. We describe this development in more detail under “Supplemental Discussion of Federal Income Tax Consequences” below. You should consult your own tax adviser about this matter. The Goldman Sachs Group, Inc. will continue to treat the offered notes as described in the preceding paragraph unless and until there is further guidance from the Internal Revenue Service.

        In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the notes after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

Hypothetical Examples

        The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact of the daily fluctuations of the hypothetical closing strategy levels over the life of your notes on the investor fees on the determination date or any valuation date for your notes, and on the amounts payable on your notes on the stated maturity date or any redemption date, assuming all other variables remain constant.

        The examples below are based on a range of closing strategy levels that are entirely hypothetical; no one can predict what the closing strategy level will be on any day throughout the life of your notes, and no one can predict what the final strategy level or the applicable valuation strategy level, as the case may be, will be on the determination date or any valuation date, respectively.

        The information in the following tables reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date or the applicable redemption date, as the case may be. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the strategy. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors that are Unpredictable and Interrelated in Complex Ways” on page S-15. The tables below are also based on the key terms and assumptions provided in the box below.

Key Terms and Assumptions
Face amount	$50
No market disruption event occurs

No change in or affecting any of the strategy commodities or the commodity contracts included in the index or the method by which the index sponsor or the strategy sponsor calculates the index or the strategy, respectively

No change in the relative weighting of any strategy commodities in the strategy or any commodity contracts included in the index
The strategy level changes such that daily investor fees will be the same on each day of any given year
The notes are redeemable only at year end

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the strategy commodities.

        For these reasons, the actual performance of the strategy over the life of the offered notes, as well as the amount payable at maturity or upon the redemption, as the case may be, may bear little relation to the hypothetical examples shown below or to the hypothetical levels of the strategy shown elsewhere in this prospectus supplement. For information about the levels of the strategy during recent periods, see “The Strategy — Hypothetical Historical Closing Levels of the Strategy” on page S-39. Before investing in the offered notes, you should consult publicly available information to determine the closing levels of the strategy between the date of this prospectus supplement and your purchase of the offered notes. As of the trade date for the original notes, the daily closing level of the strategy will be published on the web page at http://www2.goldmansachs.com/services/securities/products/commodities/enhanced-strategies.html (or any successor or replacement web page).

        The following tables show how your notes would perform in hypothetical circumstances. We have included two examples in which the strategy has increased by approximately 1,100% at maturity on an absolute basis (8.32% on an annualized basis), as well as two examples in which the strategy has decreased by 2% at maturity on an absolute basis (0.07% on an annualized basis). These examples highlight the behavior of the investor fees, and therefore their effect on amount payable on your notes. Because the investor fees will be calculated and accumulated based on the daily closing levels of the strategy, the amount of the investor fees on a given day will be dependent upon the daily fluctuations of the strategy level from but excluding the trade date for the original notes to such date. For convenience of presentation, however, in these examples we have assumed that the closing level of the strategy on each day within a given year is the same as the level on the year end and, therefore, daily investor fees in any given year will be the same as each day in such year.

        In each of the following tables, the numbers in the leftmost column represent the number of years after the trade date for the original notes for each given year end, and the amounts in the first column from the left represent hypothetical closing levels of the strategy for each year end and are expressed as percentages of the initial strategy level. The amounts in the second column from the left represent the hypothetical investor fees, based on the corresponding hypothetical closing levels of the strategy for that year only and not any previous year, and are expressed as a percentage of the face amount of your notes. The amounts in the first column from the right show the investor fees accumulated from but excluding the trade date for the original notes to and including the applicable year end. The rightmost column shows the hypothetical amount payable at maturity or upon redemption, as the case may be, for the applicable year end per each $50 face amount of your notes. We have assumed, in determining hypothetical amounts payable on redemption, that year-end closing levels of the strategy and fees equal the levels and fees on the relevant valuation date.

        Examples 1 and 2: The following two tables illustrate how your notes would perform in two hypothetical circumstances where in both cases the hypothetical final strategy level has increased by approximately 1,100% from the initial strategy level on an absolute basis (8.32% on an annualized basis), but in each case the fluctuations of the hypothetical closing level of the strategy have taken a different path to reach its final strategy level.

        Example 1:

Year End	Hypothetical Closing Level of the Strategy as Percentage of Initial Strategy Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes

0	100.00%	$ 0.00	$ 0.00	$ 50.00
1	96.50%	$ 0.60	$ 0.60	$ 47.65
2	126.45%	$ 0.79	$ 1.39	$ 61.83
3	148.75%	$ 0.93	$ 2.32	$ 72.05
4	202.40%	$ 1.27	$ 3.59	$ 97.61
5	215.00%	$ 1.34	$ 4.93	$102.57
6	239.00%	$ 1.49	$ 6.43	$113.07
7	293.00%	$ 1.83	$ 8.26	$138.24
8	292.00%	$ 1.83	$ 10.08	$135.92
9	254.00%	$ 1.59	$ 11.67	$115.33
10	402.00%	$ 2.51	$ 14.18	$186.82
11	397.00%	$ 2.48	$ 16.66	$181.84
12	447.00%	$ 2.79	$ 19.46	$204.04
13	437.08%	$ 2.73	$ 22.19	$196.35
14	575.00%	$ 3.59	$ 25.78	$261.72
15	527.45%	$ 3.30	$ 29.08	$234.65
16	613.65%	$ 3.84	$ 32.91	$273.91
17	742.64%	$ 4.64	$ 37.56	$333.76
18	1102.00%	$ 6.89	$ 44.44	$506.56
19	1500.00%	$ 9.38	$ 53.82	$696.18
20	1350.56%	$ 8.44	$ 62.26	$613.02
21	1395.43%	$ 8.72	$ 70.98	$626.73
22	1550.65%	$ 9.69	$ 80.67	$694.65
23	1675.89%	$10.47	$ 91.15	$746.80
24	1599.27%	$10.00	$101.14	$698.49
25	1580.00%	$ 9.88	$111.02	$678.98
26	1530.00%	$ 9.56	$120.58	$644.42
27	1640.00%	$10.25	$130.83	$689.17
28	1450.00%	$ 9.06	$139.89	$585.11
29	1300.00%	$ 8.13	$148.02	$501.98
30	1100.00%	$ 6.88	$154.89	$395.11

        Example 2:

Year End	Hypothetical Closing Level of the Strategy as Percentage of Initial Strategy Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes

0	100.00%	$0.00	$ 0.00	$ 50.00
1	111.00%	$0.69	$ 0.69	$ 54.81
2	105.00%	$0.66	$ 1.35	$ 51.15
3	111.65%	$0.70	$ 2.05	$ 53.78
4	128.54%	$0.80	$ 2.85	$ 61.42
5	136.12%	$0.85	$ 3.70	$ 64.36
6	178.43%	$1.12	$ 4.82	$ 84.40
7	185.43%	$1.16	$ 5.98	$ 86.74
8	191.00%	$1.19	$ 7.17	$ 88.33
9	262.33%	$1.64	$ 8.81	$122.36
10	375.54%	$2.35	$11.16	$176.61
11	440.23%	$2.75	$13.91	$206.21
12	465.43%	$2.91	$16.82	$215.90
13	491.65%	$3.07	$19.89	$225.94
14	474.23%	$2.96	$22.85	$214.26
15	437.42%	$2.73	$25.59	$193.12
16	432.12%	$2.70	$28.29	$187.77
17	402.45%	$2.52	$30.80	$170.42
18	468.45%	$2.93	$33.73	$200.49
19	504.00%	$3.15	$36.88	$215.12
20	535.56%	$3.35	$40.23	$227.55
21	597.54%	$3.73	$43.96	$254.81
22	616.00%	$3.85	$47.81	$260.19
23	567.00%	$3.54	$51.36	$232.14
24	712.00%	$4.45	$55.81	$300.19
25	850.00%	$5.31	$61.12	$363.88
26	855.89%	$5.35	$66.47	$361.48
27	732.45%	$4.58	$71.05	$295.18
28	860.43%	$5.38	$76.42	$353.79
29	954.00%	$5.96	$82.39	$394.61
30	1100.00%	$6.88	$89.26	$460.74

        Examples 3 and 4: The following tables illustrate how your notes would perform in two hypothetical circumstances where in both cases the hypothetical final strategy level has decreased by approximately 2% from the initial strategy level (0.07% on an annualized basis), but in each case the fluctuations of the hypothetical closing level of the strategy have taken a different path to reach its final strategy level.

        Example 3:

Year End	Hypothetical Closing Level of the Strategy as Percentage of Initial Strategy Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes

0	100.00%	$0.00	$ 0.00	$50.00
1	115.27%	$0.72	$ 0.72	$56.91
2	125.45%	$0.78	$ 1.50	$61.22
3	156.80%	$0.98	$ 2.48	$75.92
4	144.78%	$0.90	$ 3.39	$69.00
5	116.98%	$0.73	$ 4.12	$54.37
6	122.30%	$0.76	$ 4.88	$56.27
7	117.96%	$0.74	$ 5.62	$53.36
8	127.85%	$0.80	$ 6.42	$57.50
9	103.75%	$0.65	$ 7.07	$44.81
10	109.67%	$0.69	$ 7.76	$47.08
11	108.45%	$0.68	$ 8.43	$45.79
12	125.43%	$0.78	$ 9.22	$53.50
13	126.29%	$0.79	$10.01	$53.14
14	137.65%	$0.86	$10.87	$57.96
15	133.89%	$0.84	$11.70	$55.24
16	149.57%	$0.93	$12.64	$62.15
17	193.00%	$1.21	$13.84	$82.66
18	186.00%	$1.16	$15.01	$77.99
19	198.78%	$1.24	$16.25	$83.14
20	178.45%	$1.12	$17.36	$71.86
21	145.32%	$0.91	$18.27	$54.39
22	150.89%	$0.94	$19.22	$56.23
23	173.45%	$1.08	$20.30	$66.43
24	178.68%	$1.12	$21.42	$67.92
25	154.43%	$0.97	$22.38	$54.83
26	144.30%	$0.90	$23.28	$48.87
27	142.00%	$0.89	$24.17	$46.83
28	133.67%	$0.84	$25.01	$41.83
29	107.35%	$0.67	$25.68	$28.00
30	98.00%	$0.61	$26.29	$22.71

        Example 4:

Year End	Hypothetical Closing Level of the Strategy as Percentage of Initial Strategy Level	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $50 Face Amount of Your Notes

0	100.00%	$0.00	$ 0.00	$50.00
1	117.34%	$0.73	$ 0.73	$57.94
2	132.67%	$0.83	$ 1.56	$64.77
3	128.80%	$0.81	$ 2.37	$62.03
4	99.90%	$0.62	$ 2.99	$46.96
5	103.65%	$0.65	$ 3.64	$48.19
6	114.00%	$0.71	$ 4.35	$52.65
7	113.56%	$0.71	$ 5.06	$51.72
8	110.11%	$0.69	$ 5.75	$49.31
9	106.75%	$0.67	$ 6.42	$46.96
10	98.77%	$0.62	$ 7.03	$42.35
11	95.77%	$0.60	$ 7.63	$40.25
12	98.35%	$0.61	$ 8.25	$40.93
13	90.00%	$0.56	$ 8.81	$36.19
14	67.00%	$0.42	$ 9.23	$24.27
15	73.00%	$0.46	$ 9.69	$26.81
16	76.88%	$0.48	$10.17	$28.27
17	85.46%	$0.53	$10.70	$32.03
18	71.00%	$0.44	$11.14	$24.36
19	78.44%	$0.49	$11.63	$27.59
20	91.55%	$0.57	$12.21	$33.57
21	97.22%	$0.61	$12.81	$35.80
22	107.34%	$0.67	$13.48	$40.19
23	115.00%	$0.72	$14.20	$43.30
24	92.35%	$0.58	$14.78	$31.39
25	79.55%	$0.50	$15.28	$24.50
26	82.66%	$0.52	$15.79	$25.54
27	77.55%	$0.48	$16.28	$22.50
28	87.76%	$0.55	$16.83	$27.05
29	98.46%	$0.62	$17.44	$31.79
30	98.00%	$0.61	$18.06	$30.94

        As shown in the examples 1 and 2, although the final strategy level has increased approximately 1,100% over the initial strategy level in both cases on an absolute basis (8.32% on an annualized basis), the amount in cash that we would deliver for each $50 face amount of your notes at maturity would be $395.11 in the case of Example 1 and $460.74 in the case of Example 2. As shown in the examples 3 and 4, although the final strategy level has decreased 2% over the initial strategy level on absolute basis (0.07% on an annualized basis) in both cases, the amount in cash that we would deliver for each $50 face amount of your notes at maturity would be $22.71 in the case of Example 3 and $30.94 in the case of Example 4. The different closing levels of the strategy during the life of your notes affect the amount of the investor fees that will be subtracted from the amount payable on your notes, regardless of the final strategy level. Thus, the amount payable on your notes at maturity will be dependent not only upon the final strategy level, but also upon the fluctuations of the strategy level before arriving at the final strategy level.

        Furthermore, if the purchase price you paid for the offered notes per each of your notes exceeds the $50 face amount, the return on your investment in the notes will be lower than the return of the notes over the $50 face amount. Therefore, if the final strategy level does not increase sufficiently, the amount payable on your notes, if any, may be less than the purchase price you paid for your notes and result in a loss of all or a significant portion of your investment in the notes.

We cannot predict the actual final strategy level on the determination date, the actual valuation strategy level on any valuation date or the market value of your notes, nor can we predict the relationship between the strategy level and the market value of your notes at any time prior to the stated maturity date or the relevant redemption date, as applicable. The actual amount that a holder of the offered notes will receive at maturity or upon redemption, as the case may be, and the rate of return on the offered notes will depend on the actual final strategy level or the actual applicable valuation strategy level in relation to the initial strategy level, as the case may be, determined by the calculation agent as described above and the actual daily level of the strategy over the life of your notes. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount in cash to be paid in respect of your notes, if any, on the stated maturity date or the applicable redemption date, as applicable, may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 4, 2007. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the strategy commodities, i.e., the commodity contracts comprising the strategy to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose a Significant Amount of Your Investment in the Notes

        The amount you will be paid on your notes on the stated maturity date or on any redemption date will depend on the fluctuations of the closing level of the strategy during the life of your notes and on the final strategy level on the determination date or the valuation strategy level on the relevant valuation date, as applicable. The strategy factor, which is calculated based on the closing level of the strategy on the determination date or the relevant valuation date, as applicable, affects the amount payable on your notes. In addition, the amount you receive will be reduced by the investor fees, which are affected by the fluctuations of the closing level of the strategy during the life of your notes. Therefore if the closing level of the strategy on the determination date or the relevant valuation date, as applicable, is not sufficiently greater than the initial strategy level, then you will be paid less than the face amount of your notes. Depending on the closing level of the strategy on the relevant date, you could lose a substantial portion and perhaps all of your investment.

        In addition, if the purchase price you paid for the offered notes exceeds the face amount of your notes and you receive only the face amount of your notes on the stated maturity date or on any redemption date, you will lose a portion of your investment. In general, if the final strategy level does not increase sufficiently, the amount you receive on the stated maturity date or on any redemption date may be less than the purchase price you paid for your notes and therefore result in a loss of all or a significant portion of your investment in the notes.

        Also, the market price of your notes prior to the stated maturity date or the applicable redemption date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date or the applicable redemption date, as the case may be, you may receive far less than your investment in the offered notes.

Even If the Closing Level of the Strategy on the Determination Date or on the Applicable Valuation Date Exceeds the Initial Strategy Level, You May Receive Less than the Face Amount of Your Notes

        Because the investor fees reduce the amount you may receive at maturity or upon redemption, the closing level of the strategy on the determination date or the relevant valuation date, as applicable, must increase significantly in order for you to receive at least the face amount of your notes at maturity or upon redemption. In addition, since the investor fees for your notes will be calculated based on the daily closing level of the strategy over the life of your notes, higher strategy levels on any date prior to the determination date or the applicable valuation date will result in higher investor fees and lower return for your notes. Furthermore, since the investor fees will be accumulated on a daily basis from the trade date for the original notes, the longer the original notes have been outstanding, the higher the investor fees for your notes will be. Therefore, if the closing level of the strategy on the determination date or the applicable valuation date does not increase sufficiently to offset the investor fees, you will receive less than the face amount of your notes at maturity or upon redemption.

Except that the Investor Fees on Your Notes Accumulate on a Daily Basis, the Amount Payable on Your Notes Is Not Linked to the Closing Level of the Strategy at Any Time Other than the Determination Date or the Applicable Valuation Date, as Applicable

        The final strategy level or any valuation strategy level, as applicable, will be based on the closing level of the strategy on the determination date or the applicable valuation date,

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respectively. Therefore, if the closing level of the strategy dropped precipitously on the determination date or a valuation date, without regard to investor fees, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the strategy prior to such drop in the strategy level. Although the actual strategy level at the stated maturity date, at any redemption date or at other times during the life of your notes may be higher than the final strategy level or the applicable valuation strategy level, as applicable, you will not benefit from the closing level of the strategy at any time other than on the determination date or the applicable valuation date, respectively. We note, however, since the investor fees will be calculated and accumulated on a daily basis from the trade date for the original notes to the determination date or the applicable valuation date, as the case may be, the daily fluctuation of the strategy level on days over the life of your notes will affect the amount payable on your notes on such a basis.

Your Notes Do Not Bear Interest

        You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes or your investment in the offered notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

        When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell it in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the strategy level;
•	the volatility — i.e., the frequency and magnitude of changes in the level of the strategy;
•	economic, financial, regulatory and political, military or other events that affect commodity markets generally and the market segments of which the strategy commodities are a part, and which may affect the level of the strategy;
•	interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors will influence the price you will receive if you sell your notes before maturity. If you sell your notes before maturity, you may receive less than the face amount of your notes.

        You cannot predict the future performance of the strategy based on its historical performance. The actual performance of the strategy over the life of the offered notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of the strategy or to the hypothetical return examples shown elsewhere in this prospectus supplement.

If the Level of the Strategy Changes, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the strategy. Changes in the level of the strategy may not result in a comparable change in the market value of your notes. Even if the level of the strategy increases above the initial strategy level during the life of the offered notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

There is No Affiliation between Dow Jones and Us, and We Are Not Responsible for Any Disclosure by Dow Jones

        Neither GS Finance Corp. nor any of its affiliates is affiliated with Dow Jones, which sponsors, calculates and publishes the Dow Jones-AIG Commodity Total Return Index, on which the strategy is based. Neither we nor any

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of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Dow Jones-AIG Commodity Total Return Index. You, as an investor in your note, should make your own investigation into the Dow Jones-AIG Commodity Total Return Index. See “The Strategy — Dow Jones-AIG Commodity Total Return Index” below for additional information about the Dow Jones-AIG Commodity Total Return Index.

        Dow Jones is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Dow Jones does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

Trading and Other Transactions by GS Finance Corp. or its Affiliates in Instruments Linked to the Strategy, Commodity Contracts or the Underlying Commodities May Adversely Affect the Value of Your Notes

        As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, actively trade commodity contracts that underlie the strategy and options on commodity contracts, over-the-counter contracts on the underlying commodity contracts, the commodities underlying the strategy and other instruments and derivative products based on numerous other commodities or contracts. Goldman, Sachs & Co. and our other affiliates also trade instruments and derivative products based on the Dow Jones-AIG Commodity Total Return Index, an index of physical, non-financial commodities, and its sub-indices, as well as the S&PTM GSCI Index, a commodity index that is comprised of a number of commodity contracts that are also included in the Dow Jones-AIG Commodity Total Return Index, and its sub-indices. Trading in the commodity contracts underlying the Dow Jones-AIG Commodity Total Return Index or other similar indices and related over-the-counter products by Goldman, Sachs & Co. and our other affiliates and unaffiliated third parties could adversely affect the value of the strategy which could in turn affect the return on and the value of your notes.

        Goldman, Sachs & Co., our other affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the Dow Jones-AIG Commodity Index, the Dow Jones-AIG Commodity Total Return Index, the strategy, or other similar indices or strategies, as well as the S&PTM GSCI Index or similar strategies that are based on the S&PTM GSCI Index. An increased level of investment in these products may negatively affect the performance of the strategy against its benchmark index, the Dow Jones-AIG Commodity Total Return Index (a sub-index of the Dow Jones-AIG Commodity Index) and could affect the strategy level, and therefore the amount payable on your notes on the stated maturity date or the applicable redemption date, as applicable, and the value of your notes before that date. In addition, Dow Jones has licensed and may continue to license the Dow Jones-AIG Commodity Index or any of its sub-indices or strategies similar to the strategy for your notes for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the Dow Jones-AIG Commodity Total Return Index or similar strategies.

        Goldman, Sachs & Co. and our other affiliates may further develop other indices or strategies and trade other products the return on which is linked the value of these indices or strategies that might compete with the strategy and might adversely affect the value of your notes.

        Although we are not obligated to do so, we have hedged our obligation under the offered notes with an affiliate of Goldman, Sachs & Co. That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets. Goldman, Sachs & Co. and our other affiliates may also issue or underwrite financial instruments with returns linked to the strategy or the Dow Jones-AIG Commodity Index or any of its sub-indices.

There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them

        For any election of redemption in whole or in part, you must redeem at least 50,000 notes at one time in order to exercise your right to redeem your notes on any redemption date. You may

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only redeem your notes on a redemption date if we receive a notice of redemption by e-mail from you by no later than 11:00 a.m., New York City time, on the business day prior to the applicable valuation date and if we subsequently respond by a confirmation of redemption. If we do not receive your notice of redemption by 11:00 a.m., New York City time, on the business day prior to the applicable valuation date or fail to confirm the redemption for any reason, your notes will not be deemed properly designated for redemption and we will not redeem your notes on the applicable redemption date. Your notice of redemption will not be effective until we confirm receipt. See “Specific Terms of Your Notes — Redemption Right” below for more information.

You Have No Rights with Respect to Commodities or Commodity Contracts or Rights to Receive Any Commodities

        Investing in your notes will not make you a holder of any of the commodities underlying the strategy or any contracts with respect thereto. Neither you nor any other holder or owner of your notes will have any rights with respect to any strategy commodity. Any amounts payable on your notes will be made in cash, and you will have no right to receive any strategy commodity or delivery of any commodity underlying the strategy.

Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged or expect to engage in trading activities related to the strategy and the strategy commodities that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the strategy or any other factor that may affect the amount that may be paid on the stated maturity date or any redemption date, as applicable, could be adverse to your interests as a beneficial owner of your notes.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On the Stated Maturity Date or Any Redemption Date, As Applicable

        As calculation agent for your notes, Goldman Sachs International will make all determinations regarding the final strategy level on the determination date or the applicable valuation strategy level on any given valuation date, as the case may be, which we will use to determine the amount we will pay, if any, on the stated maturity date or the applicable redemption date, respectively; market disruption events; non-trading days; the determination date; the stated maturity date; the valuation dates; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to discontinuation or modification of the strategy or the index. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’written notice to GS Finance Corp.

The Policies of the Strategy Sponsor and Changes That Affect the Strategy Could Affect the Amount Payable on Your Notes and Their Market Value

        The policies of the strategy sponsor concerning the calculation of the strategy could affect the strategy level and, therefore, the amount payable on your notes on the stated maturity date or any redemption date, as applicable, and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the strategy sponsor changes these policies, for example, by changing the manner in which it calculates the strategy, or if the strategy sponsor discontinues or suspends calculation or publication of the strategy, in which case it may become difficult to determine the market value of your notes. If such policy changes relating to the

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strategy or discontinuance or suspension of calculation or publication of the strategy occur, the calculation agent will have discretion in determining the strategy level on the determination date or any valuation date, as applicable, and the amount payable on your notes as described more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Strategy” and “— Role of Calculation Agent” below.

The Policies of Dow Jones and Changes That Affect the Dow Jones-AIG Commodity Total Return Index and the Commodities Included in the Dow Jones-AIG Commodity Total Return Index Could Affect the Amount Payable on Your Notes and Their Market Value

        The index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the index sponsor and that does not involve significant discretion in calculating the index. However, the index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology. The policies of Dow Jones, as the index sponsor, concerning the calculation of the Dow Jones-AIG Commodity Total Return Index, additions, deletions or substitutions of the commodities comprising the Dow Jones-AIG Commodity Total Return Index, and the manner in which changes affecting those commodities (such as rebalancing of the commodities comprising the Dow Jones-AIG Commodity Total Return Index) are reflected in the level of the index could affect the strategy level and, therefore, the amount payable on your notes on the stated maturity date or any redemption date, as applicable, and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if Dow Jones fundamentally changes these policies, for example, by changing the manner in which it calculates the Dow Jones-AIG Commodity Total Return Index, or if Dow Jones discontinues or suspends calculation or publication of the Dow Jones-AIG Commodity Index, in which case it may become difficult or inappropriate to determine the market value of your notes based on the strategy level published by the strategy sponsor. If events such as these occur, the calculation agent may determine the strategy level on the determination date or the applicable valuation date, as applicable — and thus the amount payable on the stated maturity date or the applicable redemption date, respectively — in a manner as described below under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

Suspensions or Disruptions of Market Trading in the Commodity and Related Futures May Adversely Affect the Value of Your Notes

        The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the strategy and, therefore, the value of your notes.

        In making its calculations of the level of the strategy as published on Bloomberg page ENHGD50T, or any successor or replacement service or page, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the strategy sponsor, is manifestly incorrect, the strategy sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the strategy sponsor calculates the strategy is a day on which a relevant trading facility for an underlying contract is not open, then the strategy sponsor will use the settlement price for such contract as of the last day on which such trading facility was open, except as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. However, if a market disruption event has occurred with respect to such contract, the calculation agent will determine the final strategy level as described under “Specific Terms

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of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. Under the circumstances described above, the level of the strategy and the value of your notes may be adversely affected.

        If a market disruption event occurs with respect to any commodity contract included in the strategy, the value of that contract on the determination date or the applicable valuation date, as applicable, will not be calculated until a settlement price can be determined. If a market disruption event has occurred or is continuing on the last possible day the determination date or the applicable valuation date may be postponed, the calculation agent will calculate the final strategy level or the applicable valuation strategy level, as applicable, and the amount payable on your notes on the determination date or on the applicable valuation date, respectively, in a commercially reasonable manner. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date or the applicable valuation date, respectively, and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the strategy sponsor will continue to calculate the value of the strategy and publish such value according to the process described above. Therefore, if a market disruption event occurs, the amount payable on your notes may not reflect the actual value of the strategy published by the strategy sponsor on the determination date or on the applicable valuation strategy level, respectively.

        You may not receive the amount payable on your notes on the originally scheduled stated maturity date or the originally scheduled date for the applicable redemption date, as applicable, if the determination date or the applicable valuation date, respectively, is postponed due to a market disruption event, a non-trading day or for any other reason, until a number of business days after the final strategy level or the applicable valuation strategy level, respectively, can be determined.

The Strategy has a Limited Strategy Level History

        The payment amount, if any, for each of your notes is linked to the performance of the strategy, which was created in April 2007. Because the strategy has no strategy level history prior to that date, limited historical strategy level information will be available for you to consider in making an independent investigation of the strategy performance, which may make it difficult for you to make an informed decision with respect to an investment in the offered notes.

The Strategy May in the Future Include Commodity Contracts That Are Not Traded On Regulated Exchanges

        The Dow Jones-AIG Commodity Total Return Index was originally based solely on commodity contracts traded on regulated exchanges (referred to in the United States as “designated contract markets”). At present, the Dow Jones-AIG Commodity Total Return Index continues to be comprised exclusively of regulated commodity contracts. In the event where one or more commodities that are currently included in the Dow Jones-AIG Commodity Total Return Index are no longer included in the index and the index sponsor exercises its discretion to add one or more commodity contracts as described under “The Strategy” below, however, the Dow Jones-AIG Commodity Total Return Index — and therefore also the strategy — may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Dow Jones-AIG Commodity Total Return Index and the strategy may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

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Higher Future Prices of Commodities Included in the Strategy Relative to Their Current Prices May Decrease the
Amount Payable on Your Notes

        As the contracts that underlie the strategy come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract, thereby creating a “roll yield”. Some commodity futures contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodity futures contract could result in negative “roll yields,” which could adversely affect the value of an index or strategy tied to that contract. While the strategy has been designed to mitigate the effects of contango, there is no assurance that it will be successful in doing so. It is also possible that the features of the strategy designed to address the effects of contango will instead adversely affect the value of the strategy and, consequently, the return on your notes. See “The Strategy” below for more information.

Although the Strategy Has Contracts on the Same Commodities that Comprise the Dow Jones-AIG Commodity Total Return Index, Its Value and Returns Will Likely Differ from Those of the Dow Jones-AIG Commodity Total Return Index

        The strategy has different rules from the Dow Jones-AIG Commodity Total Return Index governing the procedure by which expiring positions in certain of the constituent commodity contracts are rolled forward into more distant contract expirations, as explained in “The Strategy” below. Since one component of the value of a commodity contract is the period remaining until its expiration, these differences are likely to produce different values for the strategy and the Dow Jones-AIG Commodity Total Return Index at any given time and, therefore, may produce differing returns.

Changes in the Composition and Valuation of the Dow Jones-AIG Commodity Total Return Index May Adversely Affect the Value of Your Notes

        As a general matter, the composition and valuation of the Dow Jones-AIG Commodity Total Return Index will not change over time, unless a commodity included in the Dow Jones-AIG Commodity Total Return Index is no longer traded on its primary exchange or became ineligible to be included in the Dow Jones-AIG Commodity Total Return Index for any other reason. However, in certain cases, the index sponsor may make a number of modifications to the methodology for determining the contracts to be included in the Dow Jones-AIG Commodity Total Return Index, and for valuing the Dow Jones-AIG Commodity Total Return Index. Because the strategy is based on the index, if any such modifications are made, it is possible that they will adversely affect the level of the strategy and the value of your notes.

        As described under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” below, if the calculation agent determines that the changes to the index are fundamental in nature, the calculation agent may make such adjustments in the rules of the index or the method of its calculation as it believes are appropriate so that the final strategy level or the applicable valuation strategy level, as the case may be, calculated based on the modified index and the then-current strategy methodology, is equitable. It is possible, however, that such changes will adversely affect the value of your notes when compared with a structure in which the calculation agent would not have had such discretion.

        In the event that such changes are not fundamental in nature, the calculation agent will not, by itself, have such discretion to make such adjustments in the rules of the index or the method of its calculation. However, the calculation agent may still have the discretion to determine the closing level of the strategy if, by reason of such change in the index, the strategy sponsor modifies the strategy as described below under “— Changes in the Composition and

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Valuation of the Strategy May Adversely Affect the Value of Your Notes.”

        On the other hand, the calculation agent may decide not to make any such adjustments at its sole discretion. In such a case, it is also possible that such decision will adversely affect the value of your notes when compared to the case where the calculation agent would have exercised such discretion.

        In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the strategy level during the remaining term of your notes as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Index.” Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index or the strategy sponsor’s calculation of the strategy, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index was still being calculated.

Changes in the Composition and Valuation of the Strategy May Adversely Affect the Value of Your Notes

        As a general matter, the composition and the valuation of the strategy will not change over time unless there are changes in the composition or valuation of the index, subject to the considerations noted above. However, the strategy sponsor may make a number of modifications to the strategy methodology for composition or valuation of the strategy, or may discontinue or suspend calculation or publication of the strategy. In such a case, the calculation agent may determine the strategy level or the applicable valuation strategy level, as the case may be, as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Strategy,” which may adversely affect the value of your notes when compared to the case where the calculation agent would not have had such discretion.

Goldman, Sachs & Co., in its Capacity as Strategy Sponsor, and Dow Jones, in its Capacity as Index Sponsor, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

        As further described under “The Strategy”, strategy sponsor is responsible for the calculation and maintenance of the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index and the index sponsor is responsible for the calculation and maintenance of the Dow Jones-AIG Commodity Total Return Index. The judgments that the strategy sponsor or the index sponsor makes in connection with the calculation and maintenance of the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index, or the Dow Jones-AIG Commodity Index, as applicable, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date or the applicable redemption date, if any. See “The Strategy” for additional details on the role of Goldman, Sachs & Co. as strategy sponsor and Dow Jones as index sponsor.

        Goldman, Sachs & Co., in its capacity as the strategy sponsor, and Dow Jones, in its capacity as the index sponsor, have no obligation to take your interests into consideration for any reason. Goldman, Sachs & Co. may decide to discontinue calculating and publishing the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index and Dow Jones may decide to discontinue calculating and publishing the Dow Jones-AIG Commodity Total Return Index, which would mean that Goldman Sachs International, as calculation agent, would have the discretion to make determinations with respect to the level of the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index for purposes of calculating the amount payable on your notes at maturity or upon redemption, if any.

Your Notes May Not Have an Active Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

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An Investment in the Offered Notes Is Subject to Risks Associated With Foreign Commodities Markets

        The Dow Jones-AIG Commodity Total Return Index — and therefore also the strategy — consist of commodity contracts on 19 physical commodities, three of which are traded on the London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

        The strategy will include commodity contracts on foreign trading facilities that are less regulated than U.S. markets and are subject to risks that do not always apply to U.S. markets. The strategy will include contracts on physical commodities on trading facilities located outside the United States. The Dow Jones-AIG Commodity Index Supervisory Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the strategy; historically, such percentages have not exceeded 20%. The regulations of the CFTC do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Dow Jones, AIGI and the Dow Jones-AIG Commodity Index Supervisory Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the strategy. In addition, because foreign trading facilities may be open on days when the level of the strategy is not published, the value of the commodities underlying the strategy may change on days when the index level and the strategy level are unavailable.

Commodity Prices as Well as the Commodity Contracts Included in the Strategy May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

        Commodity prices as well as the commodity contracts included in the strategy are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the strategy and the value of your notes in varying ways, and different factors may cause the value of different strategy commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

The Calculation Agent Can Postpone the Determination Date and the Stated Maturity Date or a Valuation Date If a Market Disruption Event or a Non-Trading Day Occurs

        If the calculation agent determines that, on the date that would otherwise be the determination date or a valuation date, as applicable, a market disruption event with respect to any strategy commodity has occurred or is continuing or that day is not a trading day, the determination date or such valuation date, respectively, will be postponed until the first trading day on which no market disruption event occurs or is continuing with respect to each such strategy commodity, provided, however, that such applicable date shall not be postponed by more than five business days from the originally scheduled date for such valuation date.

        In addition, if the determination date is so postponed, the stated maturity date for your notes will also be postponed. Thus, when the determination date is so postponed, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the determination date or a valuation date, as applicable, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date or such valuation date, respectively. If the determination date or a valuation date, as applicable, is postponed due to

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a market disruption event or a non-trading day, the calculation agent will determine the final strategy level or the applicable valuation strategy level, respectively, based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

        The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. In particular, there have been reports that Congress may introduce legislation, and the Treasury Department and the Internal Revenue Service may issue regulatory and/or administrative guidance, relating to instruments such as your notes, which could adversely affect the tax treatment of your notes.

        In addition, the Internal Revenue Service announced on December 7, 2007 that it is reconsidering the tax treatment of structured notes, such as the offered notes, that are currently characterized as prepaid forward contracts, which could adversely affect the value of your notes. Legislation has recently been introduced in Congress that, if enacted, could also adversely affect the value of your notes.

        We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

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SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a single tranche within, and part of, a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue under the senior debt indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

        The payment of principal of, and any interest and premium on, the offered notes will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. The guarantee will remain in effect until the entire principal of, and interest and premium, if any, on, the offered notes has been paid in full or discharged in accordance with the provisions of the relevant indenture, or otherwise fully defeased by us or by The Goldman Sachs Group, Inc. The guarantee of senior debt securities of GS Finance Corp. will rank equally in right of payment with all senior indebtedness of The Goldman Sachs Group, Inc., as described under “Description of Notes We May Offer — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement.

        We may, at our discretion, offer further issuances of the offered notes at offering prices based on market conditions at the time. If there is a substantial demand for the offered notes, we may issue additional notes frequently. Any further issuances will form a single tranche with the offered notes, will have the same CUSIP number and will trade interchangeably with the offered notes upon settlement. Any further issuances will increase the outstanding aggregate principal amount of this tranche of the offered notes.

        This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series A medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

        No interest: we will not pay interest on your notes

        Specified currency:

•	U.S. dollars (“$”)

        Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $50 or integral multiples of $50 in excess thereof

        Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

        Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series A medium-term notes, as described under “— Special Calculation Provisions” below

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        Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to the issuer on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuances and sales of the offered notes. If you have purchased your notes in a market-making transaction after the initial issuances and sales of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Strategy, Strategy Sponsor and Strategy Commodities

        In this prospectus supplement, when we refer to the strategy, we mean the strategy specified on the front cover page, or any successor strategy, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Strategy” below. When we refer to the strategy sponsor as of any time, we mean the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the strategy and (ii) announces (directly or through an agent) the level of the strategy on each business day. When we refer to the strategy commodities as of any time, we mean the commodity contracts that comprise the strategy as then in effect, after giving effect to any additions, deletions or substitutions.

Index and Index Sponsor

        In this prospectus supplement, when we refer to the index, we mean the Dow Jones-AIG Commodity Total Return Index, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on each business day.

Payment on Stated Maturity Date

        With respect to the offered notes that have not been redeemed, the amount payable, if any, on the stated maturity date will be an amount in cash equal to the greater of (i) zero and (ii) the result of (1) the product of the outstanding face amount of your notes times the strategy factor on the determination date minus (2) the investor fees on the determination date. No amount will be paid on any other date.

        The strategy factor for a given day equals the quotient of the closing level of the strategy on such day divided by the initial strategy level. The investor fees on any given day equals the sum of the daily investor fees from but excluding the trade date for the original notes to and including the given day. The daily investor fees for any given day will equal an amount in cash equal to the yearly fee of 1.25% of the face amount of your notes times the strategy factor for that day (or, if that day is not a trading day, the strategy factor for the immediately preceding trading day) divided by 365.

        If the purchase price you paid for the offered notes exceeds the face amount of your notes, the amount in cash you receive in exchange for your notes on the stated maturity date may equal the face amount but still be worth less than 100% of your investment in the offered notes. In such a case, if the final strategy level does not increase sufficiently, you may lose all or a significant portion of your investment in the offered notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — You May Lose a Significant Amount of Your Investment in the Notes” above.

Final strategy level

The amount payable on your notes on the stated maturity date, if any, will be based on, among other factors, the closing level of the strategy on the determination date, which we call the final strategy level. If the final strategy level is greater than the initial strategy level — i.e., the strategy factor on the determination date is greater than one due to an increase in the strategy — you may participate in any such increase. On the other hand, if the strategy factor on the determination date is less than one due to a decrease in the strategy, you will lose some or all of the principal in your notes, and may receive no payment at all on the stated maturity date. Moreover, the amount payable will be reduced by the investor

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fees on the determination date. The investor fees will be calculated and accumulated on a daily basis from the trade date for the original notes, and therefore the investor fees for your notes will be higher if the strategy level over the life of your notes is generally higher. Therefore, even if the strategy factor on the determination date is greater than one, you may still lose a portion of the principal of your notes if the increase in the strategy is insufficient to cover the reduction in the amount payable by the investor fees on the determination date. The calculation agent will determine the final strategy level on the determination date as calculated and published by the strategy sponsor, subject to adjustment in certain circumstances as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Strategy” and “— Discontinuance or Modification of the Index” below.

Stated maturity date

        The stated maturity date is February 8, 2038, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described below, however, then the stated maturity date will be postponed by the same number of business day(s) from and excluding February 1, 2038 to and including the actual determination date.

Determination date

        The determination date is February 1, 2038, unless the calculation agent determines that a market disruption event with respect to any strategy commodity occurs or is continuing on the date that would otherwise be the determination date or that day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that no market disruption event with respect to each such strategy commodity occurs or is continuing. In no event, however, will the determination date be postponed by more than five business days. The determination date for your notes will not occur on a day that is not a trading day, except as described in the immediately preceding sentence.

Payment on Redemption Date

        If you elect to redeem any notes, the amount payable, if any, on the applicable redemption date will be an amount in cash, if any, equal to the greater of (i) zero and (ii) the result of (1) the product of the outstanding face amount of your notes times the strategy factor on such valuation date minus (2) the investor fees on such valuation date. The strategy factor for any valuation date equals the quotient of the valuation strategy level divided by the initial strategy level.

        If the purchase price you paid for the offered notes exceeds the face amount of your notes, the amount in cash you receive in exchange for your notes on the applicable redemption date may equal the face amount but still be worth less than 100% of your investment in the offered notes. In such a case, if the applicable valuation strategy level does not increase sufficiently, you may lose all or a significant portion of your investment in the offered notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — You May Lose a Significant Amount of Your Investment in the Notes” above.

Valuation strategy level

        The amount payable on your notes being redeemed, if any, will be based on, among other factors, the closing level of the strategy on the applicable valuation date, which we call the valuation strategy level. If the valuation strategy level is greater than the initial strategy level — i.e., the strategy factor on such valuation date is greater than one due to an increase in the strategy — you may participate in any such increase. On the other hand, if the strategy factor on such valuation date is less than one due to a decrease in the strategy, you will lose some or all of the principal in your notes being redeemed, and may receive no payment at all on the applicable redemption date. Moreover, the amount payable will be reduced by the investor fees on such valuation date. The investor fees will be calculated and accumulated on a daily basis from the trade date for the original notes, and therefore the investor fees for your notes will be higher if the strategy level over the life of your notes is generally higher. Therefore, even if the strategy factor on the determination date is greater than one, you may still lose a portion of the principal of your notes if the increase in the strategy is insufficient to cover the reduction by

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the investor fees on such valuation date. The calculation agent will determine the valuation strategy, on the applicable valuation date as calculated and published by the strategy sponsor, subject to adjustment in certain circumstances as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

Redemption date

        The redemption date with respect to any given valuation date other than the final valuation date will be the third business day following such valuation date. There will be no redemption date with respect to the final valuation date.

Valuation date

        A valuation date is each Thursday that falls within the period from and excluding the original issue date for the original notes to and including the final valuation date or, if a market disruption event with respect to any strategy commodity has occurred or is continuing on the date that would otherwise be the applicable valuation date or that day is not a trading day, the first following trading day on which the calculation agent determines that no market disruption event with respect to each such strategy commodity occurs or is continuing. A valuation date will not be postponed by more than five business days after the originally scheduled date for such valuation date.

Consequences of a Market Disruption Event or a Non-Trading Day

        If a day that would otherwise be the determination date or a valuation date occurs on a day which is not a trading day, then the determination date or such valuation date will be postponed to the next following trading day (which we refer to as the postponed trading day in this prospectus supplement), subject to postponement due to a market disruption event as described below, provided, however, that the determination date or any valuation date will not be postponed by more than five business days.

        As indicated above, if a market disruption event with respect to any strategy commodity occurs or is continuing on a day that would otherwise be the determination date or a valuation date, as the case may be, then the determination date or such valuation date, respectively, will be postponed to the next following trading day on which no market disruption event with respect to each such strategy commodity occurs or is continuing.

        If the determination date or a valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to the relevant strategy commodity, such day will nevertheless be the determination date or such valuation date, respectively. In the event the market disruption event with respect to the relevant strategy commodity has occurred or is continuing on the date that would otherwise be the determination date or a valuation date, as the case may be, the final strategy level or the applicable valuation strategy level, respectively, will be determined by the calculation agent as follows:

•	with respect to each strategy commodity that is not affected by the market disruption event, the final strategy level or the applicable valuation strategy level, as applicable, will be based on the official settlement price of each such strategy commodity as published by the trading facility on which it is traded (which is referred to as the settlement price in this prospectus supplement) on the originally scheduled determination date or the applicable valuation date, as the case may be, or the postponed trading day, if applicable,
•	with respect to each strategy commodity that is affected by the market disruption event, the final strategy level or the applicable valuation strategy level, as applicable, will be based on the settlement price of each such strategy commodity on the first trading day immediately following the date described in the preceding bullet on which no market disruption event with respect to each such strategy commodity occurs or is continuing, unless such day occurs more than five business days after the originally scheduled determination date or the applicable originally scheduled valuation date, as the case may be, in which event the price of each such strategy commodity to be used in calculating the final strategy level or the applicable valuation strategy level, respectively, shall be determined by the calculation agent on the determination

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date or such valuation date, respectively, and
•	the calculation agent shall determine the final strategy level or the applicable valuation strategy level, as applicable, by reference to the settlement prices or other prices determined in the two preceding bullet points, using the then-current method for calculating the strategy.

        In addition, if the calculation agent determines that the strategy level or any settlement price that must be used to determine the final strategy level or a valuation strategy level, as applicable, is not available on the determination date or the applicable valuation date, respectively, for any other reason (except as described under “— Discontinuance or Modification of the Strategy” or “— Discontinuance or Modification of the Index” below), then the calculation agent will determine the final strategy level or such valuation strategy level, respectively, based on its assessment, made in its sole discretion, of the level of the strategy or relevant settlement price on such applicable day.

Discontinuance or Modification of the Strategy

        If the strategy sponsor discontinues publication of the strategy and the strategy sponsor or anyone else publishes a substitute index or strategy that the calculation agent determines is comparable to the strategy, then the calculation agent will determine the final strategy level by reference to the substitute index or strategy. We refer to any substitute index or strategy approved by the calculation agent as a successor strategy.

        If the calculation agent determines that the publication of the strategy is discontinued and there is no successor strategy, or that the level of the strategy is not available on the determination date or a valuation date, as applicable, because of a market disruption event, a non-trading day or for any other reason, the calculation agent will determine the final strategy level or the applicable valuation strategy level, respectively, based on the procedures described under “— Consequences of a Market Disruption Event or a Non-Trading Day” above and/or by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the strategy or the relevant settlement prices.

        As a general matter, the calculation agent shall not have any discretion to adjust the strategy level on any given day if the strategy sponsor calculates and publishes the strategy level in accordance with the established methodology of the strategy, except as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” above. If, however, the calculation agent determines that the strategy, the strategy commodities or the method of calculating the strategy is materially changed at any time in any respect because of any change in the method of calculating the strategy or the strategy commodities — including any addition, deletion or substitution and any reweighting or rebalancing of the strategy commodities, and whether the change is made by the strategy sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor strategy, is due to events affecting one or more of the strategy commodities or is due to any other reason — and is not otherwise reflected in the level of the strategy by the strategy sponsor pursuant to the strategy methodology described under “The Strategy” below, then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the strategy or the method of its calculation as it believes are appropriate to ensure that the final strategy level or the applicable valuation strategy level, as applicable, used to determine the amount payable on the stated maturity date or the applicable redemption date, respectively, is equitable.

        All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the strategy may be made by the calculation agent in its sole discretion in accordance with the then-current strategy methodology or the strategy methodology previously in effect which the calculation agent deems fairly reflect the level of the strategy. The calculation agent is not obligated to make any such adjustments.

Discontinuance or Modification of the Index

        If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to

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the index, then the calculation agent will determine the final strategy level by reference to the substitute index and based on the then-current strategy methodology. We refer to any substitute index approved by the calculation agent as a successor index.

        If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the final strategy level or the applicable valuation strategy level, respectively, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices based on the then-current strategy methodology.

        If the calculation agent determines that the index, the commodities included in the index or the method of calculating the index is fundamentally changed at any time in any respect because of any change in the method of calculating the index or the commodities included in the index — including any addition, deletion or substitution and any reweighting or rebalancing of the commodities included in the index, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the commodities included in the index or is due to any other reason, then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final strategy level or the applicable valuation strategy level, as applicable, that is calculated by reference to such modified index and based on the then-current strategy methodology, used to determine the amount payable on the stated maturity date or the applicable redemption date, respectively, is equitable.

        All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the strategy on account of discontinuance or modification of the index may be made by the calculation agent in its sole discretion in accordance with the then-current strategy methodology or the strategy methodology previously in effect which the calculation agent deems fairly reflect the level of the strategy. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the accelerated maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series A medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes will differ from those of other Series A medium-term notes we may issue in future tranches, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the senior debt indenture and the notes that only affect the debt securities of this tranche may be made with the approval of holders of a majority in principal amount of the securities of this tranche. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

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Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series A medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the strategy and the index, market disruption events, business days, trading days, postponement of the determination date and the stated maturity date or a valuation date, the final strategy level, the applicable valuation strategy level for a valuation date, the strategy factor, the investor fees, the default amount and the payment amount on your notes, if any, to be made at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to GS Finance Corp.

Redemption Right

        If the holder of your notes satisfies the conditions described under “— Redemption Requirements” below, the holder may elect to require us to redeem the outstanding face amount of your notes designated for redemption. If the holder does so, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on Redemption Date” and “— Manner of Payment” above.

        If you decide to redeem your notes, you will lose the right to receive any amount on your notes so redeemed on the stated maturity date, as described under “— Payment on Stated Maturity Date” above.

Redemption Requirements

        To exercise the redemption right, you must instruct your broker or other person through which you hold your notes to take the following steps:

•	Send a notice of redemption, substantially in the form attached as Annex A to this prospectus supplement to us via e-mail by no later than 11:00 a.m. New York City time on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, substantially in the form attached as Annex B;
•	Deliver the signed confirmation of redemption to us via facsimile in the specified form by 4:00 p.m. New York City time. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;
•	Instruct your DTC custodian to book a delivery vs. payment trade with respect to your notes on the applicable valuation date at a price equal to the applicable amount in cash payable on the face amount of the offered notes being redeemed, facing Goldman, Sachs & Co. DTC 0005; and
•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable redemption date (the third business day following such valuation date).

        Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the offered notes in respect of such deadlines. If we do not receive your notice of redemption by 11:00 a.m., or your confirmation of redemption by 4:00 p.m., on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your notes on the applicable redemption date.

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        The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of redemption or as to whether and when the required deliveries have been made. Once given, a notice of redemption may not be revoked.

Questions about the redemption requirements should be directed to e-mail address included in the attached notice of redemption.

        Expiration of Redemption Right. If we do not receive your notice of redemption by 11:00 a.m. (as described under the first bullet point in “— Redemption Requirements” above), or your confirmation of redemption by 4:00 p.m. (as described under the second bullet point in “—Redemption Requirements” above), on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your notes on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Special Calculation Provisions

Business Day

        When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading Day

        When we refer to a trading day with respect to your notes, we mean a day on which (1) all exchanges on which any of the strategy commodities are traded are open for trading, (2) the strategy sponsor is open for business, (3) the calculation agent in London is open for business, and (4) the offices of Goldman, Sachs & Co. in New York are open for business; although the strategy sponsor may publish a strategy level with respect to the strategy on a day when one or more of the exchanges for the strategy commodities are closed, that day would not be a trading day for your notes.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

        Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

        If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on

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which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

        Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

        Any of the following will be a market disruption event with respect to a strategy commodity on any given trading day:

•	a material limitation, suspension, or disruption of trading in such strategy commodity which results in a failure by the trading facility on which such strategy commodity is traded to report a settlement price for such strategy commodity on such trading day, or
•	the settlement price for such strategy commodity on such trading day is a “limit price”, which means that the settlement price for such strategy commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such strategy commodity is traded, or
•	failure by the trading facility on which such strategy commodity is traded or other price source to announce or publish the settlement price for such strategy commodity on such trading day.

        For this purpose, “settlement price” means the official settlement price of a commodity contract included in the strategy as published by the trading facility on which it is traded.

        As is the case throughout this prospectus supplement, references to the strategy in this description of market disruption events includes the strategy and any successor strategy as it may be modified, replaced or adjusted from time to time.

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USE OF PROCEEDS AND HEDGING

        We intend to lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the strategy commodities, listed or over-the-counter options, futures and other instruments linked to the strategy or the strategy commodities and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the applicable trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to unwind hedging transactions we have entered into in connection with the offered notes and perhaps in connection with other index- or strategy-linked notes we issue, some of which may have returns linked to the strategy or the strategy commodities. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the strategy or some or all of the strategy commodities,
•	may take or dispose of positions in the strategy commodities or futures contracts relating thereto,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on the strategy designed to track the performance of the relevant commodities markets or components of such markets, and/or
•	may take short positions in the strategy commodities or other securities or instruments of the kind described above — i.e., we and/or our affiliates may sell securities, instruments or strategy commodities of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the strategy or the strategy commodities. We expect these steps to involve sales of instruments linked to the strategy on or shortly before the determination date or the applicable redemption date. These steps may also involve sales and/or purchases of some or all of the strategy commodities, or listed or over-the-counter options, futures or other instruments linked to the strategy, some or all of the strategy commodities or indices designed to track the performance of the relevant commodities markets or other components of such markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity or upon redemption, as applicable. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by GS Finance Corp. or its Affiliates in Instruments Linked to the Strategy or Strategy Commodities May Adversely Affect the Value of Your Notes” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

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THE STRATEGY

        The strategy sponsor has no obligation to continue to publish, and may discontinue publication of, the strategy. The consequences of the strategy sponsor discontinuing or modifying the strategy are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Strategy” above. Similarly, the index sponsor has no obligation to continue to publish, and may discontinue publication of, the Dow Jones-AIG Commodity Total Return Index. The consequences of the index sponsor discontinuing or modifying the Dow Jones-AIG Commodity Total Return Index are described in the section entitled “Specific Terms of Your Notes —Discontinuance or Modification of the Index” above.

        The Dow Jones-AIG Commodity Total Return Index is a proprietary index that Dow Jones and AIG Financial Products Corp. (“AIG-FP”) developed and that Dow Jones, in conjunction with AIG-FP, calculates. The Dow Jones-AIG Commodity Total Return Index is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

        Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Dow Jones-AIG Commodity Total Return Index or the index sponsor.

Questions and Answers

What Does the Strategy Track?

        The strategy for your notes, i.e., the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index, is a strategy tracking the performance of a weighted basket of contracts on certain physical commodities, and is a variation of the Dow Jones-AIG Commodity Total Return Index. The level of the strategy, therefore, goes up or down depending on the overall performance of this weighted basket of commodity contracts. The strategy is one of numerous existing or potential variations of the Dow Jones-AIG Commodity Total Return Index, each of which may differ from the Dow Jones-AIG Commodity Total Return Index in different ways.

        Although the strategy tracks the performance of the commodity markets, in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the strategy are weighted based on their liquidity levels and their dollar-adjusted production levels, subject to certain percentage restrictions for diversification of commodities included in the basket. Second, unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the strategy, which is discussed below, has important implications for changes in the value of the strategy. Third, while a total return feature in an equity index typically means the level of the index reflects certain dividends or other distributions on its component equity securities, the total return feature in the strategy means the level of the strategy reflects a U.S. Treasury bill rate return on an unleveraged investment in the relevant commodity contracts.

What Is a Commodity Contract?

        A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The strategy currently is comprised solely of commodity contracts on physical commodities traded on regulated exchanges. However, it is possible that the strategy will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Does the Strategy Track Commodity Contracts And Not Physical Commodities?

        While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of

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crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in an index of commodity contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the strategy level. In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity contracts, therefore, allows the strategy sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How Is the Basket of Commodity Contracts Weighted?

        The basket of commodity contracts that the Dow Jones-AIG Commodity Total Return Index — and therefore also the strategy — track is weighted according to liquidity and production, which means that the weight of each commodity contract included in the strategy is determined by reference to (i) the commodity liquidity percentage, which is determined based on a five-year average of the trading volume of such commodity contract and (ii) the commodity production percentage which is determined based on a five-year average of production figures. The commodity liquidity percentage and the commodity production percentage are then combined (using a ratio of 2:1) to establish the “commodity index percentage” for each commodity. The commodity index percentage is then adjusted in accordance with certain percentage restrictions for the diversification of commodities included in the basket. As of the date of this prospectus supplement, the strategy contains 19 commodity futures contracts, of which the composition and weighting in the basket are as follows: four energy products (32.999999%), four industrial metals (19.973211%), seven agricultural products (29.473655%), two livestock products (7.435523%) and two precious metals products (10.117613%).

Can the Contracts Included in the Strategy and/or Their Weightings Be Changed over Time?

        The composition of the Dow Jones-AIG Commodity Total Return Index is recalculated by AIG-FP in June of each year, under the supervision of the Supervisory Committee, taking into account the relative liquidity and production percentages for each commodity contract designated for potential inclusion in the Dow Jones-AIG Commodity Total Return Index. For further information with respect to changes in the composition of the strategy, refer to subsection “— The Dow Jones-AIG Commodity Total Return Index — Composition of the Dow Jones-AIG Commodity Total Return Index” below, which also applies to the strategy.

If the Price of the Underlying Physical Commodities Goes Up, Will the Strategy Level, Therefore, Also Go Up?

        Not necessarily, for two reasons:

        First, your notes are linked to the performance of the strategy, which in turn tracks the performance of the basket of commodity contracts included in the strategy, rather than individual physical commodities themselves. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “— Why Does the Strategy Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the strategy level not changing in the same way.

        Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the strategy in order to retain an investment position in the commodity contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the strategy. As a result, these adjustments may, in certain instances, cause a discrepancy

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between the performance of the strategy and the performance of the underlying commodity contracts.

What Does “Rolling” a Commodity Contract Mean?

        Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

        The strategy replicates an actual investment in commodity contracts, and therefore takes into account the need to roll the commodity contracts included in the strategy, and reflects the effects of this rolling. Specifically, as a commodity contract included in the strategy approaches expiration, the strategy is calculated as if the commodity contract in the lead delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next delivery month designated pursuant to the strategy methodology, with certain exceptions as described in the section entitled “How Does the Strategy Roll Contracts Included in the Investment That It Tracks and How Does the Strategy Differ from the Dow Jones-AIG Commodity Total Return Index with regard to Rolling Methodology?”. If the price of the designated commodity contract is lower than the price of the lead commodity contract, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value.

        Conversely, if the price of the designated commodity contract is higher than the price of the lead contract, the “rolling” process results in a smaller quantity of the designated commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

        When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the strategy.

How Does Rolling Affect the Level of the Strategy?

        “Rolling” can affect the strategy in the following two ways:

        First, if, as described above under “What Does “Rolling” a Commodity Contract Mean?” above, the strategy theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the strategy had owned the same number of commodity contracts as before the rolling process. Conversely, if the strategy theoretically owns fewer commodity contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be less than if the strategy had owned the same number of commodity contracts as before the rolling process. Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the strategy (measured on the basis of its dollar value).

        Second, the strategy theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract (the exception is the way this strategy rolls the WTI crude oil contracts, as described in the section entitled “How Does the Strategy Roll Contracts Included in the Investment That It Tracks and How Does the Strategy Differ from the Dow Jones-AIG Commodity Total Return Index with regard to Rolling Methodology?”). In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts In the absence of significant market changes, the prices of the longer-dated commodity contracts which the strategy theoretically buys and holds

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are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the strategy to decrease. However, there are a number of different factors affecting the strategy level (as described below in “What Factors Affect the Calculation of the Level of the Strategy Other than Rolling?”). In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the strategy theoretically buys and holds are expected to (but may not) increase as they near expiry.

How Else Are the Effects of Rolling Mitigated?

        As stated above, the trend in the prices of the commodity contracts may mitigate the effects of rolling. Also, because the strategy is made up of so many different types of commodity contracts, each of those commodity contracts may be in a different type of market, either contango or backwardation, and therefore may offset any losses and gains attributable to rolling.

How Does the Strategy Roll Contracts Included in the Investment That It Tracks and How Does the Strategy Differ from the Dow Jones-AIG Commodity Total Return Index with regard to Rolling Methodology?

        The Dow Jones-AIG Commodity Total Return Index tracks the performance of the same basket of commodities as those included in the strategy for your notes, and utilizes the same methodology in calculating the value of the strategy level. However, the strategy for your notes and the Dow Jones-AIG Commodity Total Return Index differ in the way they execute the rolling of the commodity contracts included in the investments that they track. The Dow Jones-AIG Commodity Total Return Index rolls certain commodity contracts over a period of five DJAIGCI business days every other month according to a pre-determined schedule. In contrast, the strategy for your notes modifies the rolling methodology of the Dow Jones-AIG Commodity Total Return Index to apply certain dynamic and seasonal rolling rules as explained in the next three paragraphs. The use of the term “Enhanced” in the name of the strategy refers to this modification and not to any return expectations.

        The strategy for your notes applies dynamic rolling rules to the rolling of the contracts relating to West Texas Intermediate (“WTI”) crude oil, the benchmark for crude oil prices in the US. If the degree of contango (or the price difference between the near-dated and the longer-dated commodity contracts) between the lead and designated WTI contracts closest to maturity exceeds a predetermined threshold, the strategy rolls each affected commodity contract to a commodity contract with a longer-dated maturity than the maturity that would have been chosen under the rolling rules of the Dow Jones-AIG Commodity Index. By utilizing this dynamic rolling strategy, the degree of contango between the commodity contract and the commodity contract to which such first commodity contract is rolled may be reduced. However, it is important to understand that, if the degree of contango is greater with respect to a contract with the longer-dated maturity than with respect to the contract with the near-dated maturity, this dynamic rolling rule adjustment may actually increase the degree of contango.

        The strategy for your notes also applies seasonal rolling rules to six other commodity contracts that are subject to seasonal supply and demand. Under these rules, any of these commodity contracts will be rolled only to a contract maturing in one or two specified months within a year, and some of the commodity contracts may be rolled earlier than they would have been in the case of the Dow Jones-AIG Commodity Index. Utilizing a seasonal rolling strategy is intended to reduce the adverse effect of seasonal supply and demand on the market for the underlying physical commodities and thus on the strategy level.

        The differences between the rolling rules for the strategy and those for the Dow Jones-AIG Commodity Total Return Index may mean that the return on the strategy for your notes will differ from the return on the Dow Jones-AIG Commodity Total Return Index.

        Just like in the case of the Dow Jones-AIG Commodity Total Return Index, if, on any day on which the rolling with respect to the strategy would have otherwise occurred, certain conditions that would affect the price of the applicable commodity contract occur, the rolling

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will instead occur the next day on which such conditions do not exist. Such conditions include unavailability of the price, the price exceeding the predetermined maximum or minimum price (which is referred to as a “limit price”), an erroneous price or termination of trading of the applicable commodity contract.

        In addition, in the event that these conditions occur during the roll period scheduled for January of each year affecting a commodity contract included in the Index, the rolling or rebalancing of the relevant designated contract will occur in all cases over five DJAIGCI business days on which no such condition exists at a rate of 20% per day for every DJAIGCI business day following such a condition until the extended roll period is complete. The amounts of a particular commodity contract rolled or rebalanced in January will always be distributed over five DJAIGCI business days.

        This change affects only the rolling or rebalancing process in January, with no change to the rules for rolling commodity contracts in other monthly roll periods.

What Does “Total Return” Mean?

        The Dow Jones-AIG Commodity Total Return Index tracks the performance of a “fully-collateralized” investment in the basket of commodity contracts. As a general matter, investors can enter into a commodity contract without paying the full value of the commodity contract by depositing margin that amounts to only a fraction of the full purchase price, which is referred to as an “uncollateralized” investment. On the other hand, to invest in a “fully-collateralized” investment, an investor needs to put up margin that equals the entire purchase price at the time of the establishment of the commodity contract.

        The clearing house that holds the margin as collateral for commodity contracts traded generally pays interest at U.S. Treasury bill rates on the monies held for the investors. The value of the investment that the Dow Jones-AIG Commodity Total Return Index tracks will be adjusted as if such U.S. Treasury bill return on the value of the entire investment (since the investment is fully-collateralized) is reinvested into an additional number of commodity contracts. Consequently, the amount of the hypothetical investment in the commodity contracts comprising the Dow Jones-AIG Commodity Total Return Index will increase over time, based on the imputed interest at the U.S. Treasury bill rate. The use of the term “Total Return” in the name of the Dow Jones-AIG Commodity Total Return Index refers to this feature and not to any return expectations. The “Total Return”feature of the Dow Jones-AIG Commodity Total Return Index also applies to the strategy.

What Factors Affect the Calculation of the Level of the Strategy Other than Rolling?

        The value of the strategy on any DJAIGCI business day is determined by making certain adjustments to the value of the strategy on the immediately preceding DJAIGCI business day, based mainly on the performance of the commodity contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts, are: (i) the price of the commodity contracts included in the strategy, (ii) the weight of each commodity contract in the strategy, (iii) the percentage restrictions for the diversification of the commodities included in the basket and (iv) the changes in the discount rate of the U.S. Treasury bills.

        The price of the commodity contracts reported by the relevant trading facilities or exchanges expose the strategy to price volatility. The weight of each contract in the strategy will be determined annually based on the liquidity of the underlying commodity contracts, the production of the underlying physical commodity and the percentage restrictions for the diversification of the commodities included in the basket.

Can We Assume That Any of Such Factors Will Have a Direct and Linear Effect on the Level of the Strategy?

        No, because these factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the strategy and, therefore, may offset each other in calculation of the level of the strategy. For example, a negative price performance in energy sector contracts, which collectively have the largest production weights, may completely eliminate a positive price performance in precious metal contracts, which collectively have the smallest production weights. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying

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physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the strategy at any given time. The level of the strategy, and therefore the amount payable on your notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection entitled “Questions and Answers”.

How is the Strategy Calculated?

        The level of the strategy will be calculated by the strategy sponsor (i) using the same calculation methodology used to calculate the level of the Dow Jones-AIG Commodity Total Return Index by the index sponsor but (ii) by reference to the commodity contracts that are selected based on the dynamic and seasonal rolling adjustments under the strategy methodology, which may differ from the commodity contracts included in the Dow Jones-AIG Commodity Total Return Index.

        For further details, please refer to subsection “— Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index” and “— The Dow Jones-AIG Commodity Total Return Index” below.

Where Can Additional Information on the Strategy or the Dow Jones-AIG Commodity Total Return Index Be Obtained?

        For information about recent levels of the strategy, please read the subsection entitled “— Hypothetical Historical High, Low and Final Closing Levels of the Strategy” below. For further explanation on the strategy methodologies of the strategy for your notes and the Dow Jones-AIG Commodity Index, please read the subsections entitled “— Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index” and “— The Dow Jones-AIG Commodity Total Return Index” below, respectively.

        Additional information about the Dow Jones-AIG Commodity Total Return Index is available on the following website: http://www.djindexes.com. We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying prospectus, dated December 4, 2007, or the accompanying prospectus supplement, dated December 4, 2007.

Hypothetical Historical Closing Levels of the Strategy

        The table set forth below illustrates how the strategy would have performed since January 1, 2005.

        The strategy has been calculated since April 2007. Accordingly, while the hypothetical performance table set forth below is based on the selection criteria and methodology described herein, the strategy was not actually calculated and published prior to that time. The value of the strategy has been normalized such that its hypothetical level on January 16, 1995 was 100. As of the trade date for the original notes, the daily level of the strategy will be published on the web page at http://www2.goldmansachs.com/services/securities/products/commodities/enhanced-strategies.html.

        The hypothetical historical performance reflected in the table set forth below is based on the strategy criteria identified above and on actual price movements in the relevant markets on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the hypothetical closing levels of the strategy will serve as a reliable indicator of its future performance.

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Hypothetical Historical High, Low and Final Closing Levels of the Strategy

	High	Low	Last
2005
Quarter ended March 31	344.9479	295.1626	341.3619
Quarter ended June 30	349.0963	317.0534	355.489
Quarter ended September 30	393.8791	338.3626	393.202
Quarter ended December 31	402.4025	365.7775	402.4025
2006
Quarter ended March 31	425.017	396.0405	416.7313
Quarter ended June 30	481.8629	417.6386	451.7684
Quarter ended September 30	469.1361	417.2718	426.3268
Quarter ended December 31	472.9701	451.2358	457.3535
2007
Quarter ended March 31	483.1593	432.6983	481.8999
Quarter ended June 30	505.027	481.3589	489.1111
Quarter ended September 30	525.0141	469.0488	521.8137
Quarter ended December 31	549.2421	505.3224	547.8858
2008
Quarter ending on March 31 (through February 1, 2008)	570.2432	538.2407	564.2913

The Dow Jones-AIG Commodity Total Return Index

        The Dow Jones-AIG Commodity Total Return Index reflects the excess returns and the interest on funds that are potentially available through an unleveraged investment in the contracts on physical commodities comprising the Dow Jones-AIG Commodity Total Return Index. The value of the Dow Jones-AIG Commodity Total Return Index is computed on the basis of hypothetical investments in the basket of commodity contracts that make up the Dow Jones-AIG Commodity Index.

        The Dow Jones-AIG Commodity Total Return Index is different from the Dow Jones-AIG Commodity Index. The Dow Jones-AIG Commodity Index reflects returns that are potentially available through an unleveraged investment in the components of that index. On the other hand, the Dow Jones-AIG Commodity Total Return Index is a total return index which, in addition to reflecting the same returns of the Dow Jones-AIG Commodity Index, reflects interest that could be earned on cash collateral invested in hypothetical three-month U.S. Treasury bills.

Overview

        The Dow Jones-AIG Commodity Total Return Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class. The Dow Jones-AIG Commodity Total Return Index currently is composed of the prices of nineteen exchange-traded contracts on physical commodities. An exchange-traded commodity contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Dow Jones-AIG Commodity Total Return Index for 2007 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Contracts included in the Dow Jones-AIG Commodity Total Return Index are currently listed for trading on the London Metal Exchange (“LME”), the IntercontinentalExchange (“ICE”), the New York Mercantile Exchange (“NYMEX”) and the Chicago Mercantile Exchange (“CME”).

        The Dow Jones-AIG Commodity Total Return Index is a proprietary index that Dow

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Jones and AIG-FP developed and that Dow Jones, in conjunction with AIG-FP, calculates. The methodology for determining the composition and weighting of the Dow Jones-AIG Commodity Total Return Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

        The Dow Jones-AIG Commodity Index Committee. Dow Jones and AIG-FP have established the Dow Jones-AIG Commodity Index Committee (which we refer to as the “DJAIGCI committee”) to assist them in connection with the operation of the Dow Jones-AIG Commodity Total Return Index. The DJAIGCI committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Dow Jones-AIG Commodity Index — and therefore also the Dow Jones-AIG Commodity Total Return Index — for the coming year. The DJAIGCI committee may also meet at such other times as may be necessary.

        As described in more detail below, the Dow Jones-AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-AIG Commodity Index are determined each year in June by AIG-FP. Following the DJAIGCI committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

        Set forth below is a summary of the composition of, and the methodology used to calculate, the Dow Jones-AIG Commodity Total Return Index as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the Dow Jones-AIG Commodity Total Return Index and for calculating its value is subject to modification in a manner consistent with the purposes of the Dow Jones-AIG Commodity Total Return Index, as described below. Dow Jones and AIG-FP make the official determination of the composition and weighting of the Dow Jones-AIG Commodity Total Return Index and the calculation of its value.

        Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the Dow Jones-AIG Commodity Total Return Index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the Dow Jones-AIG Commodity Total Return Index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the Dow Jones-AIG Commodity Total Return Index and the strategy. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Risk Factors — Trading and other Transactions by GS Finance Corp. or its Affiliates in Instruments Linked to the Index or Index Commodities May Adversely Affect the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us.”

Composition of the Dow Jones-AIG Total Return Commodity Index

        Commodities Available For Inclusion in the Dow Jones-AIG Commodity Total Return Index. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Dow Jones-AIG Commodity Total Return Index is the subject of a contract that trades on a U.S. exchange.

        The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc. The 19 commodities underlying the Dow Jones-AIG Commodity Total Return Index selected for 2007 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

        Designated Contracts for Each Commodity. A futures contract known as a “designated contract” is selected for each commodity. With the exception of several LME contracts, where the DJAIGCI committee believes that there exists more than one commodity contract with sufficient liquidity to be chosen as a designated contract for a commodity, the DJAIGCI committee selects the commodity contract that is traded in North America and denominated in dollars. If more than one such contract exists, the DJAIGCI committee

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selects the most actively traded contract. Data concerning this designated contract will be used to calculate the Dow Jones-AIG Commodity Total Return Index. The termination or replacement of a contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable contract would be selected, if available, to replace the designated contract.

        The designated contracts for the commodities included in the Dow Jones-AIG Commodity Total Return Index as of January 2008 are as follows:

Commodity	designated contract	Trading Facility	Targeted Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	7.107971
Coffee	Coffee “C”	ICE	3.001585
Copper*	High Grade Copper	NYMEX	7.040516
Corn	Corn	CME	5.663457
Cotton	Cotton	ICE	2.479588
Crude Oil	Light, Sweet Crude Oil	NYMEX	13.156592
Gold	Gold	NYMEX	7.396190
Heating Oil	Heating Oil	NYMEX	3.822525
Lean Hogs	Lean Hogs	CME	2.548123
Live Cattle	Live Cattle	CME	4.887400
Natural Gas	Henry Hub Natural Gas	NYMEX	12.237084
Nickel	Primary Nickel	LME	2.791708
RBOB Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.783798
Silver	Silver	NYMEX	2.721423
Soybean	Soybeans	CME	7.628541
Soybean Oil	Soybean Oil	CME	2.811933
Sugar	World Sugar No. 11	ICE	3.185145
Wheat	Wheat	CME	4.703406
Zinc	Special High Grade Zinc	LME	3.033016

*	The Dow Jones-AIG Commodity Total Return Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones-AIG Commodity Index.
**	The column in the above table titled “Target Weighting” reflects the target weightings as of January 2008 of the 19 commodities currently included in the Dow Jones-AIG Commodity Total Return Index.

        In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the Dow Jones-AIG Commodity Total Return Index.

        The composition of the Dow Jones-AIG Commodity Total Return Index is recalculated by AIG-FP in June of each year, under the supervision of the DJAIGCI committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones-AIG Commodity Total Return Index, subject to certain percentage restrictions described below.

        Commodity Groups. For purposes of applying the percentage restrictions for diversification of the commodities included in the basket as described under “— Annual Reweighting and Rebalancings of the Dow Jones-AIG Commodity Total Return Index” below, the commodities available for inclusion in

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the Dow Jones-AIG Commodity Total Return Index are assigned to “commodity groups”. The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil Heating Oil Natural Gas Unleaded Gasoline

Precious Metals:	Gold Platinum Silver

Industrial Metals:	Aluminum Copper Lead Nickel Tin Zinc

Livestock:	Live Cattle Lean Hogs

Grains:	Corn Soybeans Soybean Oil Wheat

Softs:	Cocoa Coffee Cotton

Annual Reweighting and Rebalancings of the Dow Jones-AIG Commodity Total Return Index

        The Dow Jones-AIG Commodity Total Return Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-AIG Commodity Total Return Index are determined each year in June by AIG-FP under the supervision of the DJAIGCI committee, announced in July and implemented the following January.

Determination of Relative Weightings. The relative weightings of the component commodities included in the Dow Jones-AIG Commodity Total Return Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Dow Jones-AIG Commodity Total Return Index, liquidity is measured by the commodity liquidity percentage (which we refer to as the “CLP”) and production by the commodity production percentage (which we refer to as the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Total Return Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the

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commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Total Return Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the commodity index percentage (which we refer to as the “CIP”) for each commodity. This CIP is then adjusted in accordance with certain percentage restrictions for the diversification of the commodities included in the basket in order to determine the commodities included in the Dow Jones-AIG Commodity Total Return Index and their respective percentage weights.

        The Dow Jones-AIG Commodity Total Return Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Dow Jones-AIG Commodity Total Return Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Total Return Index as of January of the applicable year:

•	No related group of commodities designated as a “commodity group” (e.g. energy, precious metals, livestock, or grains) may constitute more than 33% of the Dow Jones-AIG Commodity Total Return Index
•	No single commodity may constitute more than 15% of the Dow Jones-AIG Commodity Total Return Index.
•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-AIG Commodity Total Return Index.
•	No single commodity that is in the Dow Jones-AIG Commodity Index may constitute less than 2% of the Dow Jones-AIG Commodity Total Return Index.

Following the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Total Return Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers. Following application of the diversification rules discussed above, CIPs are incorporated into the Dow Jones-AIG Commodity Total Return Index by calculating the new unit weights for each index commodity. Towards the beginning of each new calendar year (which we refer to as the “CIM determination date”), the CIPs, along with the settlement values on that date for designated contracts included in the Dow Jones-AIG Commodity Total Return Index, are used to determine a commodity index multiplier (which we refer to as the “CIM”) for each index commodity. This CIM is used to achieve the percentage weightings of the index commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each index commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

        The Dow Jones-AIG Commodity Total Return Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the prices of commodity contracts included in the Dow Jones-AIG Commodity Total Return Index (based on their relative weightings) and the return on cash collateral invested in three-month U.S. Treasury Bills. Once the CIMs are determined as discussed above, the calculation of the level of the Dow Jones-AIG Commodity Index is a mathematical process whereby the CIMs for the index commodities are multiplied by the prices in U.S. dollars for the applicable designated contracts. These products are then summed. The percentage change in this sum is then applied to the prior Dow Jones-AIG Commodity Index value to calculate the current Dow Jones-AIG Commodity Index value. Once the level of the Dow Jones-AIG Commodity Index is determined, the level of the Dow Jones-AIG Commodity Total Return Index is calculated by obtaining the sum of (i) the daily excess return (the increase in the level of the Dow Jones-AIG Commodity Index from the previous day) and (ii) the treasury bill daily return (a daily return determined based on the most recent weekly auction high rate for 3 Month U.S. Treasury Bills, as reported on the website http://wwws.publicdebt.treas.gov/AI/OFBills under the column headed “Discount Rate %” published by the Bureau of the Public Debt of the U.S. Treasury, or any successor source, which is generally published once per week on Monday),

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and applying such factor to the level of the Dow Jones-AIG Commodity Total Return Index for the previous day.

        The Dow Jones-AIG Commodity Total Return Index tracks Total Return. The Dow Jones-AIG Commodity Total Return Index tracks the performance of a “fully-collateralized” investment in the basket of commodity contracts, which means that the theoretical value of commodity contracts included in the Dow Jones-AIG Commodity Total Return Index increases as if the U.S. Treasury bill rate interest accrues on such theoretical value and such interest is continually reinvested in such commodity contracts. Consequently, the amount of the hypothetical investment in the commodity contracts comprising the Dow Jones-AIG Commodity Total Return Index will increase over time, based on the imputed interest at the U.S. Treasury bill rate.

        The Dow Jones-AIG Commodity Total Return Index Is a Rolling Index. The Dow Jones-AIG Commodity Total Return Index is composed of contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs from the sixth to tenth DJAIGCI business day of each month (the which we refer to as the “hedge roll period”). This process is known as “rolling” a futures position. The Dow Jones-AIG Commodity Total Return Index is, therefore, a “rolling index”. We use the term DJAIGCI business day to mean each day on which the offices of the index sponsor in New York City are open for business.

        Index Calculation Disruption Events. From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Dow Jones-AIG Commodity Total Return Index will be adjusted in the event that AIG-FP determines that any of the following Dow Jones-AIG Commodity Total Return Index calculation disruption events exists:

•	termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones-AIG Commodity Total Return Index on that day,
•	the settlement value of any futures contract used in the calculation of the Dow Jones-AIG Commodity Total Return Index reflects the maximum permitted price change from the previous day’s settlement value,
•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Dow Jones-AIG Commodity Total Return Index, or
•	with respect to any futures contract used in the calculation of the Dow Jones-AIG Commodity Total Return Index that trades on the LME, a business day on which the LME is not open for trading.

Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index

        The strategy reflects the excess returns and the interest on funds that are potentially available through an unleveraged investment in the same commodities that are included in the Dow Jones-AIG Commodity Total Return Index, calculated on a basis similar to the Dow Jones-AIG Commodity Total Return Index, but modified to apply certain dynamic and seasonal rolling rules as described below.

Calculation of the Strategy

        The Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index is calculated by Goldman, Sachs & Co. by applying the impact of the changes to the prices of contracts on the same commodities included in the Dow Jones-AIG Commodity Total Return Index (based on their relative weightings) and the return on cash collateral invested in three-month U.S. Treasury Bills. The calculation of the level of the strategy is a mathematical process whereby the CIMs (calculated by the same methodology as for the index) for the strategy commodities are multiplied by the prices in U.S. dollars for the

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applicable designated contracts. These products are then summed. The percentage change in this sum is then applied to the prior strategy value to calculate the current strategy value. The level of the strategy is calculated by obtaining the sum of (i) the daily excess return (the increase in the level of the strategy from the previous day) and (ii) the treasury bill daily return (a daily return determined based on the most recent weekly auction high rate for 3 Month U.S. Treasury Bills, as reported on the website http://wwws.publicdebt.treas.gov/AI/OFBills under the column headed “Discount Rate %” published by the Bureau of the Public Debt of the U.S. Treasury, or any successor source, which is generally published once per week on Monday), and applying such factor to the level of the strategy for the previous day.

        In order to gain exposure to the longer end of the curve when the front end is in contango, the strategy changes the standard rolling rules for the WTI crude oil contract included in the Dow Jones-AIG Commodity Index.

        Three business days before the first day of the hedge roll period applicable to the strategy, the strategy applies the following dynamic rolling rule when determining to which new expiration a WTI crude oil contract is rolled: If the percentage contango between the lead and the designated WTI crude oil contracts is higher than 0.50% (relative to the lead contract’s price), then the strategy rolls each affected commodity contract to a commodity contract with a longer-dated maturity than the maturity that would have been chosen under the rolling rules of the Dow Jones-AIG Commodity Index. Otherwise the WTI crude oil contract rolls into the near-dated contract expiration.

        In the event that the dynamic rolling procedure set forth in the paragraph above occurs and the contract expiration that would otherwise have been in the first nearby contract expiration (with respect to WTI) is no longer listed for trading or is otherwise unavailable for trading, the procedure shall revert to the standard Dow Jones-AIG Commodity Index procedure for rolling prior to the making of the adjustments set forth above, provided that if, in the reasonable judgment of the calculation agent, it is not practicable to revert to the standard Dow Jones-AIG Commodity Index procedure, or reverting to such procedure would not preserve for the parties the economics of the offered notes, the calculation agent may determine and utilize another methodology for effecting the rolling of the WTI contract, as the case may be, that, in the reasonable judgment of the calculation agent is reasonably designed to preserve such economics.

        In addition, the strategy modifies the rules for rolling six other futures contracts to reflect the seasonal supply and demand for the underlying commodity, Accordingly, the Heating Oil contract is rolled only to the December contract, the Natural Gas contract is rolled only to the January contract (such that the Heating Oil and Natural Gas will roll annually only), the Chicago Wheat contract is rolled only to the July or December contract, the Lean Hogs contract is rolled only to the April or August contract, the Live Cattle contract is rolled only to the April or October contract and the Corn contract rolls one year early and is rolled only to the July or December contract. The WTI crude oil contract would also roll earlier compared to the Dow Jones-AIG Commodity Total Return Index when the strategy is invested in the longer-dated contract.

        If on any day during a hedge roll period any of the following DJAIGCI market disruption events exist, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;
•	any such price represents the maximum or minimum price for such contract during a month, based on exchange price limits (which we refer to as a “limit price”);
•	the daily contract reference price published by the relevant exchange reflects manifest error, or such value is not published by 4:00 P.M., New York City time. In that event, the strategy sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the exchange publishes a price before the opening of trading on the next day, the strategy sponsor will revise the portion of the roll accordingly; or

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•	trading in the relevant contract terminates prior to its scheduled closing time.

        If any of these conditions exist throughout the hedge roll period, the roll with respect to the effected contract will be affected in its entirety on the next day on which such conditions no longer exist.

        In addition, in the event that a DJAIGCI market disruption event occurs during the hedge roll period scheduled for January of each year affecting a commodity contract included in the index, the rolling or rebalancing of the relevant designated contract will occur in all cases over five DJAIGCI business days on which no market disruption event exists. The hedge roll period in January, and the resulting rebalancing that is occurring, will be extended if necessary until the affected designated contract finishes rolling. The amounts of a particular commodity contract rolled or rebalanced in January will always be distributed over five DJAIGCI business days, and rolling weight will not be more than 20% on any day following a market disruption event during such hedge roll period. This change affects only the rolling or rebalancing process in January, with no change to the rules for rolling commodity contracts in other monthly hedge roll periods. The existence of a DJAIGCI market disruption event will be determined by AIG-FP.

License

        The offered notes are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. (“Dow Jones”), American International Group, Inc. (“American International Group”), AIG International Inc. (“AIGI”) or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the offered notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the offered notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates to GS Finance Corp. is the licensing of certain trademarks, trade names and service marks and of the DJ-AIGCISM, which is determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to GS Finance Corp. or the offered notes. Dow Jones and AIGI have no obligation to take the needs of GS Finance Corp. or the owners of the offered notes into consideration in determining, composing or calculating DJ-AIGCISM. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to offered notes customers, in connection with the administration, marketing or trading of the offered notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the offered notes currently being issued by GS Finance Corp., but which may be similar to and competitive with the offered notes. In addition, American International Group, AIGI and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity IndexSM and Dow Jones-AIG Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity IndexSM, and offered notes.

        This prospectus supplement relates only to offered notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity IndexSM components. Purchasers of the offered notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates. The information in this prospectus supplement regarding the Dow Jones-AIG Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow

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Jones-AIG Commodity IndexSM components in connection with the offered notes. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

        NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., OWNERS OF THE OFFERED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND GS FINANCE CORP., OTHER THAN AMERICAN INTERNATIONAL GROUP.

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SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to GS Finance Corp. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

        This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source; or
•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	a tax exempt organization;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a person whose functional currency for tax purposes is not the U.S. dollar.

        Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

        You will be obligated pursuant to the terms of the offered notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a forward contract to purchase the strategy at the stated maturity date, for which payment was made on the applicable original issue date.

        If your notes are characterized as described above, your tax basis in your notes generally would equal your cost for your notes. Upon the sale, redemption or maturity of your notes, you would recognize gain or loss equal to the difference between the amount realized on the sale, redemption or maturity and your tax basis in your notes. The gain or loss generally would be short-term capital gain or loss if you hold the offered notes for one year or less and would be long-term capital gain or loss if you hold the offered notes for more than one year. If you purchase your notes in the initial offering and do not sell or redeem your notes before the maturity date, you would generally recognize long-term

S-49

capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the offered notes.

        There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

        Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the offered notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

        If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the applicable original issue date, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

        If the rules governing contingent payment obligations apply, any gain you recognize upon the sale, redemption or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

        If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

        It is possible that the Internal Revenue Service could treat your notes as series of forward contracts to purchase the strategy on each date, on which the index rebalances and/or each date, on which the commodity contracts roll. Were your notes properly characterized in such a manner, you would be treated as disposing of your notes on each date of such rebalancing or rolling in return for new forward contracts in respect of the strategy that would mature on the date of next rebalancing or rolling, and you would accordingly recognize capital gain or loss on each date of such rebalancing or rolling equal to the difference between your basis in your notes (or their fair market value as of the date of such previous rebalancing or rolling, as applicable) and their fair market value on such date.

        It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be required to include interest income to the extent of the interest component, if any, of the underlying strategy, or (ii) any gain or loss that you recognize upon sale or maturity of the notes should be treated as an ordinary gain or loss.

Backup Withholding and Information Reporting

        If you are a United States alien holder (as defined in the accompanying prospectus), you will not be subject to United States withholding tax with respect to payments on your notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status. On December 7, 2007, however, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding.

        As discussed above and below, alternative characterizations of the offered notes for U.S.

S-50

federal income tax purposes are possible. Should an alternative characterization of the offered notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the offered notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the offered notes should consult their own tax advisors in this regard.

Change in Law

        There have been reports that members of Congress are considering introducing legislation that, if enacted, could change the tax treatment of instruments such as the notes. While such legislation has not yet been introduced, there have been reports that such legislation may provide that instruments such as the notes should be subject to the mark-to-market rules under Section 1256 of the Code. Employees of the Treasury Department and the IRS have also stated that they are considering the tax treatment of instruments such as the notes, and that they may issue regulatory and/or administrative guidance as to the tax treatment of instruments such as the notes.

        In addition, on December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the offered notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the offered notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the offered notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. The Goldman Sachs Group, Inc. intends to treat the offered notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

        Moreover, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the notes after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

        It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

S-51

EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. GS Finance Corp. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the offered notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the offered notes, (b) none of the purchase, holding or disposition of the offered notes or the exercise of any rights related to the offered notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither GS Finance Corp. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or as a result of any exercise by GS Finance Corp. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by GS Finance Corp. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

S-52

SUPPLEMENTAL PLAN OF DISTRIBUTION

        GS Finance Corp. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the original notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell $10,583,000 of the original notes at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less no concession. On the other hand, $4,417,000 of the original notes may be offered and sold from time to time by Goldman, Sachs & Co. at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

        In the future, Goldman, Sachs & Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses for the notes, excluding underwriting discounts and commissions, will be approximately $338,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        In addition, we may, from time to time, in our sole discretion, choose to “reopen” the offered notes having the same terms set forth in this prospectus supplement, as described under “Description of Notes We May Offer —Amounts That We May Issue” in the accompanying prospectus supplement and under “Description of Debt Securities We May Offer — We May Issue Many Series and Tranches of Debt Securities” in the accompanying prospectus.

        In connection with this offering, we will sell the notes to dealers as principal, and such dealers may then resell the notes to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the offered notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus supplement and the accompanying prospectus may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a note offered by this prospectus supplement that they acquire from other holders after the original offering and sale of the notes, or they may sell a note offered by this prospectus supplement in short sale transactions.

        Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the offered notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the offered notes and may cover such short positions by borrowing the offered notes from us or our affiliates or by purchasing the offered notes from us or our affiliates subject to our obligation to repurchase such notes at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act of 1933. This prospectus will be deemed to cover any short sales of the offered notes by market participants who cover their short positions with the notes borrowed or acquired from us or our affiliates in the manner described above.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with

S-53

the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the offered notes to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Goldman, Sachs & Co. has represented and agreed that:

        (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

        (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The offered notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the offered notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The offered notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation

S-54

for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200.000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

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Annex A

FORM OF NOTICE OF REDEMPTION

To: gs-note-redemptions@ny.email.gs.com

Subject: Strategy-Linked Notes due 2038 (Linked to the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index), issued by GS Finance Corp., fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.

The undersigned hereby irrevocably elects to exercise the redemption right described in the prospectus supplement no. 2, dated February 1, 2008.

Name of holder:

Number of notes to be redeemed: [at least 50,000]

Applicable valuation date: _________, 20__

Contact Name:

Telephone #:

Acknowledgement: I acknowledge that the notes specified above will not be redeemed unless all of the requirements specified in the prospectus supplement relating to the notes are satisfied.

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Annex B

CONFIRMATION OF REDEMPTION

Dated:
Goldman, Sachs & Co.

Goldman Sachs International, as Calculation Agent

Fax: (212)-428-1895

Dear Sirs:

        The undersigned holder of GS Finance Corp.’s Medium-Term Notes, Series A, Strategy-Linked Notes due 2038 (Linked to the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index) CUSIP No. 362273203, redeemable for a cash amount based on the Goldman Sachs Enhanced Strategy on the Dow Jones-AIG Commodity Total Return Index (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of __________, with respect to the number of the Notes indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Notes (the “Prospectus Supplement”). Terms not defined herein have the meanings given to such terms in the Prospectus Supplement.

        The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Notes specified below at a price per Note equal to the applicable amount in cash payable on a Note being redeemed as described in the Prospectus Supplement, facing Goldman, Sachs & Co. DTC 0005 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

(You must redeem at least 50,000 Notes at one time in order to exercise your right to redeem your Securities on any Redemption Date.)

S-57

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-2
Q&A	S-4
Additional Risk Factors Specific to Your Notes	S-14
Specific Terms of Your Notes	S-24
Use of Proceeds and Hedging	S-33
The Strategy	S-34
Supplemental Discussion of Federal Income Tax Consequences	S-49
Employee Retirement Income Security Act	S-52
Supplemental Plan of Distribution	S-53
Form of Notice of Redemption	S-56
Confirmation Of Redemption	S-57

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$15,000,000*

GS Finance Corp.

fully and unconditionally guaranteed by

The Goldman Sachs Group, Inc.

Strategy-Linked Notes due 2038
(Linked to the Goldman Sachs Enhanced
Strategy on the Dow Jones-AIG Commodity Total Return Index)

Medium-Term Notes, Series A

Goldman, Sachs & Co.